  As filed with the Securities and Exchange Commission on September 15, 2000

                                                     Registration No. 333-35290
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                               ---------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------
                          RIGHTNOW TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)

     Delaware                  7372                       81-0503540
 (State or other
 jurisdiction of   (Primary Standard Industrial        (I.R.S. Employer
 incorporation or
  organization)     Classification Code Number)     Identification Number)

                              77 Discovery Drive
                            Bozeman, Montana 59718
                                (406) 522-4200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Greg R. Gianforte
                            Chief Executive Officer
                          RightNow Technologies, Inc.
                              77 Discovery Drive
                            Bozeman, Montana 59718
                                (406) 522-4200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

     John W. Manning                       Marc M. Rossell
   Lawrence T. Martinez                  Shearman & Sterling
   Dorsey & Whitney LLP                 555 California Street
  507 Davidson Building                San Francisco, CA 94104
   8 Third Street North                     (415) 616-1100
Great Falls, Montana 59401
      (406) 727-3632

                               ---------------

       Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this registration statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 2000

                                4,000,000 Shares

                       [RightNow Technologies, Inc. Logo]

                                  Common Stock

                                   --------

  Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between $10.00 and $12.00 per share. We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "RTNW."

  The underwriters have an option to purchase a maximum of 600,000 additional shares to cover over-allotments of shares.

  Investing in the common stock involves risks. See "Risk Factors" on page 6.

                                                    Underwriting   Proceeds to
                                       Price to    Discounts and     RightNow
                                        Public      Commissions    Technologies
                                    -------------- -------------- --------------
Per Share..........................      $              $              $
Total..............................      $              $              $

  Delivery of the shares of common stock will be made on or about     , 2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

         Dain Rauscher Wessels

                   Thomas Weisel Partners LLC

                            Adams, Harkness & Hill, Inc.

                                                             D.A. Davidson & Co.

                   The date of this prospectus is     , 2000.

                        [DESCRIBE INSIDE COVER GRAPHICS]

   [Our artwork portrays a representation of how our RightNow Web product addresses questions a visitor to a business Web site may have. It will use the words "Self-Help," "E-Mail Management," "Live Chat Interaction" and "Customer Driven Dynamic Knowledgebase" in the depiction. It will also use our corporate logo and the phrase "Getting Answers with RightNow Web."]

                                 ------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Special Note Regarding Forward-Looking Statements........................  16
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Consolidated Financial Data.....................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  30
Management...............................................................  44

                                                                          Page
                                                                          ----
Related Party Transactions...............................................  53
Principal Stockholders...................................................  55
Description of Capital Stock.............................................  57
Shares Eligible for Future Sale..........................................  60
Underwriting.............................................................  62
Notice to Canadian Residents.............................................  65
Certain United States Federal Tax Consequences to Non-United States
 Holders.................................................................  66
Legal Matters............................................................  68
Experts..................................................................  68
Where You Can Find More Information......................................  68
Index to Consolidated Financial Statements............................... F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may be accurate only on the date of this document.




                     Dealer Prospectus Delivery Obligation

   Until     , 2000 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. You should read the entire prospectus carefully, including our financial statements and related notes, before making an investment decision.

                          RightNow Technologies, Inc.

   We are a leading provider of Internet customer service software solutions. Our products are designed to enable businesses and other organizations operating on or utilizing the Web to enhance customer interactions and anticipate customer needs, thereby producing higher levels of customer satisfaction. Our comprehensive solution uses a dynamically updated, self-learning knowledgebase to deliver customer self-service, e-mail management, live interaction, issue tracking and customer satisfaction measurement capabilities. The content of each individual knowledgebase is customer-driven, meaning that the knowledgebase "learns" as customers communicate and interact with the business. This allows businesses to efficiently capture, organize, publish and distribute valuable product and service information both to customers and throughout the rest of the extended enterprise.

   Businesses are increasingly using the Internet as an integral means of communicating and interacting with their customers, business partners and employees. As customer communication shifts to the Internet, customers expect the capability not only to view and purchase products online, but also to obtain answers to their product and service questions at any hour of the day. We believe that the ability to efficiently provide fast, reliable and accurate information to meet customer expectations has become a competitive necessity for many organizations.

   We believe a significant market opportunity exists for an integrated Internet customer service solution that enables both effective customer self-service and streamlined escalation to other channels of company communication. Self-service, or the ability of customers to help themselves by accessing the information they seek, allows businesses to rapidly respond to growing customer needs without hiring the large numbers of additional personnel that are required to generate responses by traditional means. When self-service is combined with a dynamically updated knowledgebase and the ability to easily deliver information through e-mail, live chat or other person-to-person interaction, the resulting solution allows companies to leverage their existing resources to achieve higher levels of customer satisfaction, increased employee productivity and decreased cost per customer service interaction.

   Our Internet customer service software solution provides businesses and other organizations with the following benefits:

  . increased customer satisfaction, which our products achieve by enabling fast, efficient and intelligent resolution of customer service questions and issues;

  . reduced cost of customer service, which results from enabling and encouraging customer self-service, helping customers communicate questions they cannot answer on their own to a customer service representative and assisting customer service representatives to answer questions;

  . dynamic knowledge capture, organization, publication and distribution, the core features of our knowledgebase technology;

  . application service provider delivery, which allows businesses to minimize implementation requirements and reduce the cost of ownership of our hosted products;

  . a comprehensive, rapidly deployable solution that integrates Internet-based customer self-service, e-mail management, live interaction, issue tracking and customer satisfaction measurement capabilities; and

  . a scalable, Web-based architecture that allows businesses to meet the growth in Internet-based communications.

   Our objective is to enhance our position as a leading provider of Internet customer service solutions to businesses and organizations of all sizes. As of June 30, 2000, we had 750 customers, which we believe to be more than any other Internet customer service software company. To continue our success in this regard, we intend to leverage the efficiency of our direct sales channel to acquire new customers and increase penetration of our existing customers, and to expand our indirect sales channels and strategic relationships. In addition, we intend to extend the breadth and depth of our product offerings, increase the availability of our application service provider hosting services and expand our international presence.

   We had no significant operations until 1997 and did not release our initial product until November 1997. We had revenue of $2.0 million in 1999 and $3.9 million in the six months ended June 30, 2000. As of June 30, 2000, we had an accumulated deficit of approximately $9.6 million. Substantially all of our products are sold pursuant to multi-year term licenses. In light of our relatively short operating history, we do not have historical information with which to estimate the rates of renewal when these term licenses come up for renewal. The majority of our current term licenses come up for renewal in 2001.

   We were incorporated in Montana in September 1995 and reincorporated in Delaware in August 2000. Our principal executive offices are located at 77 Discovery Drive, Bozeman, Montana 59718, and our telephone number is (406) 522-4200. Our Web site is located at www.rightnow.com. Information contained on our Web site does not constitute a part of this prospectus.

   "Right Now" is our trademark. We have applied for federal registration of the trademarks "RightNow" combined with the RightNow logo, and "SmartAssistant." Other trademarks or service marks appearing in this prospectus are the property of their respective holders.

                                  The Offering

Common stock offered................  4,000,000 shares
Common stock to be outstanding after
 the offering.......................  19,866,228 shares
Use of proceeds.....................  For general corporate purposes, including working capital. See "Use of Proceeds."
Proposed Nasdaq National Market
 symbol.............................  RTNW

   The number of shares of common stock to be outstanding after the offering is based upon the actual number of shares outstanding as of August 31, 2000. It does not include:

  . 5,548,650 shares of common stock reserved for issuance under our stock option plans, 4,376,813 of which were covered by outstanding options with a weighted average exercise price of $3.47 per share and 1,098,547 of which were available for future grants; and

  . 600,000 additional shares of common stock reserved for issuance under our employee stock purchase plan.

                                ----------------

   Unless otherwise indicated, the information in this prospectus reflects the number of shares outstanding on August 31, 2000 assuming:

  . the conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering;

  . a three-for-five reverse stock split, which will be effected prior to the closing of this offering; and

  . no exercise of the underwriters' over-allotment option.

                      Summary Consolidated Financial Data

                                        Year Ended December      Six Months
                                                31,            Ended June 30,
                                       ----------------------  ---------------
                                        1997   1998    1999     1999    2000
                                       ------ ------  -------  ------  -------
                                         (in thousands, except per share
                                                      data)
Consolidated Statements of Operations
 Data:
Revenue..............................  $   79 $  279  $ 2,025  $  399  $ 3,861
Cost of revenue......................       1      3       64       7      612
Gross profit.........................      78    276    1,961     392    3,249
Total operating expenses.............      61    439    4,439     779   10,642
Income (loss) from operations........      17   (163)  (2,478)   (387)  (7,393)
Net income (loss)....................      26   (163)  (2,445)   (387)  (7,039)
Basic and diluted net income (loss)
 per share...........................  $   -- $(0.01) $ (0.20) $(0.03) $ (0.57)
Shares used in computing basic and
 diluted net income (loss) per
 share...............................  12,000 12,068   12,218  12,197   12,384
Pro forma basic and diluted net loss
 per share...........................                 $ (0.20)         $ (0.45)
Shares used in computing basic and
 diluted pro forma net loss per
 share...............................                  12,305           15,717

                                                          June 30, 2000
                                                  ------------------------------
                                                                      Pro Forma
                                                  Actual   Pro Forma As Adjusted
                                                  -------  --------- -----------
                                                         (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents........................ $ 9,359   $9,359     $49,279
Working capital..................................   5,989    5,989      45,909
Total assets.....................................  17,446   17,446      57,366
Deferred revenue.................................  10,129   10,129      10,129
Redeemable convertible preferred stock...........  16,120       --          --
Total stockholders' equity (deficit)............. (10,929)   5,191      45,111

   The pro forma information in the above tables assumes conversion of all outstanding shares of our preferred stock into common stock. The pro forma as adjusted information in the above balance sheet data table is adjusted to reflect the sale of 4,000,000 shares of common stock offered by us in this offering at an assumed initial public offering price of $11.00 per share, after deduction of the estimated underwriting discounts and commissions and estimated offering expenses.

   See note 1 of the notes to our consolidated financial statements for an explanation of the determination of the number of weighted average shares used to compute basic and diluted net income (loss) per share and pro forma basic and diluted net loss per share data.

                                  RISK FACTORS

   Before investing in our common stock, you should be aware that various risks are involved, including those described below. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. Before making a decision to buy our common stock, you should carefully consider the risks described below as well as the other information in this prospectus, including our financial statements and the related notes.

                         Risks Related to Our Business

Our limited operating history makes it difficult to evaluate our business and future prospects.

   We first recorded revenue from subscriptions for our software in November 1997. Due to our limited operating history, we have limited financial data that you can use to evaluate our business. In addition, our products address a new and emerging market for Internet-based customer service software solutions. Because of the new and rapidly evolving nature of the market in which we operate combined with our limited operating history, our prospects are difficult to predict and may change rapidly and without warning.

If we fail to properly manage and support the expansion of our business, our financial results will be adversely affected.

   We have substantially expanded our business and operations since June 30, 1999. We have increased our number of employees to 258 at June 30, 2000 from 36 at June 30, 1999. We have recently expanded our operations by opening sales offices in Dallas and in the United Kingdom, and we plan to open other sales offices. In addition, the majority of our senior management team has been hired since August 1999. This expansion has placed, and is expected to continue to place, a significant strain on our managerial, administrative, operational, financial and other resources. If we are unable to successfully implement and improve our financial systems, procedures and controls, hire, train and integrate new personnel, manage expanded operations and integrate our management team, our business and financial results will be adversely affected.

We have incurred and expect to incur substantial operating losses, and consequently we may not be profitable in the future.

   We incurred losses from operations of approximately $2.5 million for the year ended December 31, 1999 and $7.4 million for the six months ended June 30, 2000. As of June 30, 2000, we had an accumulated deficit of approximately $9.6 million. We expect to continue to incur significant sales and marketing, product development and general and administrative expenses and, as a result, we will need to generate significant revenues to achieve and maintain profitability. We cannot be certain that we will generate sufficient revenues to achieve profitability in the future or at all.

Substantially all of our revenue to date has been derived from subscriptions for RightNow Web, and if we fail to successfully upgrade or enhance RightNow Web and introduce new products, our ability to grow our business will be adversely affected.

   Substantially all of our revenue to date has been derived from subscriptions for RightNow Web. Our future financial performance will depend, in significant part, on our successful development and sale of new and enhanced versions of RightNow Web and other new products. We may not be able to successfully develop new products and our new products may not achieve market acceptance, in which case we will be unable to adequately grow our business.

We face intense competition in our market, and our failure to compete successfully could make it difficult for us to acquire and retain customers.

   The market for our products is new and intensely competitive. We expect the intensity of competition to increase in the future. If we are unable to compete effectively, it will be difficult for us to acquire and retain customers. Increased competition could result in pricing pressures, reduced margins or the failure of our products to achieve or maintain market acceptance.

   Our products compete with systems that were developed and maintained internally by businesses. We also compete directly with companies that provide licensed software products for customer service solutions. Our competitors include a number of companies offering one or more products for the electronic customer relationship management software market, some of which compete directly with our products. Our competitors include companies providing similar solutions, including eGain Communications Corporation, Kana Communications, Inc. and Servicesoft Technologies, Inc. In addition, we face competition from other companies that provide customer relationship management, e-commerce and communications and knowledgebase management solutions.

   Many of our current and potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical, marketing, management, service, support and other resources than we have. In addition, many of our competitors have well-established relationships with our current or potential customers and potential alliance partners and have an extensive knowledge of our industry. Therefore, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements.

   A significant number of companies are entering the electronic customer relationship management software market. We expect that new competitors will continue to enter the market with competing products as the size and visibility of the market opportunity increase. We also expect that competition will increase as a result of software industry consolidations and formations of alliances among industry participants. For example, in April 2000, Kana acquired Silknet Software, Inc. Competitors with large market capitalizations or cash reserves would be better positioned than we are to acquire complementary businesses, new technologies or products.

   We may not be able to compete successfully against current and future competitors, and competitive pressures may seriously harm our business.

Substantially all of our products are sold pursuant to single- or multi-year subscriptions, and if our existing customers elect not to renew their subscriptions, our reputation and financial results will be adversely affected.

   Customers who desire to continue to use our products at the end of their software subscription term will have to renew their subscriptions. To date, only a few subscriptions have come up for renewal. Between June 30 and December 31, 2000, approximately 4% of our current subscriptions will come up for renewal and, in 2001, a significant portion of our current subscriptions will come up for renewal. Given our limited operating history, we do not have historical information with which to estimate the rates of renewal or the terms on which renewals will be made. If large numbers of existing customers decide not to renew their subscriptions, our reputation will suffer and our financial results will be adversely affected.

If we fail to respond effectively to rapidly changing technology and evolving industry standards, our products may become obsolete.

   The market for our products is characterized by rapid technological change, changes in customer requirements, frequent new product and service introductions and enhancements and evolving industry standards. Competing products based on new technologies or new industry standards may perform better or cost less than our products and could render our products obsolete or unmarketable. If we are unable on a timely basis to develop new and enhanced products that respond to changing technology and satisfy the needs of our customers, our business and financial results could suffer. Our future success depends on our ability to satisfy diverse and evolving customer requirements and achieve market acceptance. We cannot be certain that we will be successful in developing and marketing product enhancements or new products in a timely or cost-effective manner, or that these products, if developed, will achieve market acceptance.

Failure to develop and expand our marketing capabilities will limit our growth and prevent us from increasing our revenue.

   We need to expand our marketing operations in order to increase market awareness of our products, market our products to a greater number of organizations and generate increased revenue. Competition in the market for Internet-based customer service solutions is intense, and if we fail to differentiate our products from those of our competitors and acquire greater market share, we will be unable to grow our business or increase our revenue. Furthermore, we have limited experience marketing our products broadly to a large number of customers and may be unable to do so successfully.

A failure to expand our direct sales force will impede our growth.

   To date, we have sold our products primarily through our direct sales force, which has grown to 73 at June 30, 2000 from eight at December 31, 1998. Our ability to achieve significant revenue growth in the future will depend, in large part, on our success in recruiting, training and retaining sufficient direct sales personnel. New hires require training and take time to achieve full productivity. Our recent hires and planned hires may not become as productive as necessary, and we may be unable to hire sufficient numbers of qualified individuals in the future. In addition, we plan to use international direct sales personnel and therefore must hire sales personnel outside of the United States, where we have no significant experience in hiring and managing sales personnel and may be unsuccessful in doing so. If we are unable to hire and develop sufficient numbers of productive sales personnel, sales of our products will suffer.

A failure to develop indirect sales channels will impede our growth.

   To execute our business strategy, we must increase the number of our marketing and distribution partners, including system integrators, application service providers, hosting companies, technology providers and outsourced call centers. In addition, we intend to pursue strategic alliances with technology providers to enhance the marketing and distribution of our products. We will rely on these indirect sales channels to increase our customer base. At times, we will rely on these third parties to recommend our products to their customers and to implement and support our products for their customers. Our existing or future distribution partners may choose to devote greater resources to marketing and supporting the products of our competitors than they do to marketing and supporting our products, which would impede our revenue growth. Further, if these third parties fail to implement or support our products successfully, our reputation may be harmed and sales will be adversely affected.

Our application service provider delivery model relies on third parties to provide hosting services, and if we are unable to contract with third-party hosting providers, our products may become less desirable.

   Approximately 50% of our current customers have selected our hosting services. We currently have relationships with third-party hosting providers to maintain data centers. If our current hosting arrangements were to be terminated, we could experience delays in arranging new third-party hosting services, which could harm our relationships with customers and our reputation, resulting in decreased revenue. Our operations depend on our current hosting providers' ability to protect their and our systems in their data center against damage or interruption. Our third-party hosting providers do not guarantee that our customers' access to hosted solutions will be uninterrupted, error-free or secure. We have no formal disaster recovery plan in the event of damage or interruption, and our insurance policies may not adequately compensate us for any losses that we may incur. Any system failure that causes an interruption in our service or a decrease in responsiveness could harm our relationships with our customers and result in reduced revenue. In addition, our business and customer relationships could suffer or we could be subject to costly litigation if the security of our customers' confidential information contained in our data centers is breached.

Variations in quarterly revenue and operating results due to factors such as changes in demand for our products may cause our stock price to decline.

   Our quarterly revenue and operating results may fluctuate significantly as a result of a variety of factors, including those listed below, many of which are outside of our control. If our quarterly revenue or operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Factors that might cause fluctuations in our quarterly revenue and operating results include the following:

  . variations in and difficulty predicting demand for our products;

  . the timing and success of new product introductions or upgrades by us or our competitors;

  . our practice of expensing sales commissions at the time of invoice, while the related revenue is recognized ratably over the term of the subscription;

  . the renewal rate of customers whose subscriptions have expired and the terms upon which they renew;

  . changes in our pricing policies or those of our competitors;

  . changes in the mix of term software subscriptions and perpetual licenses sold in a particular quarter due to the different methods of revenue recognition;

  . our ability to expand our operations, and the amount and timing of expenditures related to this expansion;

  . the purchasing and budgeting cycles of our customers;

  . the rate of success of our international expansion;

  . general economic conditions as well as those specific to our customers and markets; and

  . costs related to possible acquisitions of technology or businesses.

   Most of our expenses, such as salaries and third-party hosting costs, are relatively fixed in the short term, and our expense levels are based in part on our expectations regarding future revenue levels. As a result, if revenue for a particular quarter is below our expectations, we will not be able to proportionally reduce operating expenses for that quarter. A revenue shortfall will have a disproportionate effect on our expected operating results for that quarter.

   For the foregoing reasons, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful, and you should not rely on them as an indication of our future performance.

Our business operations could be significantly disrupted if we lose members of, or fail to properly integrate, our management team.

   Our success depends to a significant degree upon the skills, experience and performance of our senior management, engineering, sales, marketing, service, support and other key personnel. Specifically, we believe that our future success is highly dependent on Greg R. Gianforte, our founder, Chairman and Chief Executive Officer. If we lose the services of Mr. Gianforte or other key personnel, our business will be severely disrupted and we may be unable to operate effectively. We do not maintain "key person" life insurance policies except on Mr. Gianforte. This life insurance policy may not be sufficient to compensate us for the loss of his services.

   Almost all of the members of our senior management team joined us since August 1999. Most of these individuals have not previously worked together and are currently being integrated as a management team. If our senior management is unable to work effectively as a team, our business operations could be significantly disrupted.

Our failure to attract and retain qualified personnel may prevent us from effectively developing, marketing and supporting our products.

   Our business success depends in large part upon our ability to attract, train, motivate and retain highly skilled employees, particularly sales and marketing personnel, software engineers and other senior personnel. Qualified personnel are in great demand throughout the software industry, and we may be unable to attract and retain sufficient numbers of qualified personnel to our company. If we fail to recruit and retain necessary sales and marketing, engineering, customer support or other personnel, we will be unable to develop new products and services in a timely manner or to provide acceptable levels of customer support.

Our market share will decrease and our reputation will suffer if our products fail to perform properly.

   Our software products may contain undetected errors, or bugs, that may result in product failures or otherwise fail to perform in accordance with customer expectations. Product performance problems could result in loss of or delay in revenue, loss of market share, failure to achieve market acceptance, the diversion of development resources or injury to our reputation.

We intend to expand our international sales efforts but do not have substantial experience in international markets, and therefore may be unable to successfully expand internationally.

   Although our international sales have not been material to date, we intend to expand our international sales efforts, including the development of direct and indirect sales channels. We have limited experience in marketing, selling and supporting our products and services abroad. If we are unable to grow our international operations successfully and in a timely manner, we will be unable to grow our business successfully. Expanding internationally subjects us to a number of risks, including:

  . greater difficulty in staffing and managing foreign operations;

  . changes in a specific country's or region's political or economic conditions;

  . expenses associated with localizing products for foreign countries;

  . differing intellectual property rights;

  . protectionist laws and business practices that favor local competitors;

  . longer sales cycles and collection periods or seasonal reductions in business activity;

  . multiple, conflicting and changing governmental laws and regulations; and

  . foreign currency exchange rate fluctuations.

   We are starting to implement our international expansion, have had sales professionals located in the United Kingdom since June 2000 and expect to have sales and marketing professionals located in Germany by the end of 2000 and in the Pacific Rim in 2001. We also may explore other regions for future expansion. Expanding our international operations will require a significant amount of attention from our management and significant financial resources, and may take needed attention and resources away from our domestic operations, which could harm our business and financial results.

We may face increased competition if we are unable to protect our intellectual property rights.

   Our success depends to a significant degree upon the protection of our software and other proprietary technology rights. We rely on trade secret, copyright and trademark laws, patents and confidentiality agreements with employees and third parties, all of which offer only limited protection. We currently have four U.S. patent applications pending relating to our software. Our pending patent applications may not result in the issuance of patents and, if issued, may not be broad enough to protect our proprietary rights or could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the inventions claimed in those patents. None of our technology is patented outside of the United States, nor do we currently have any international patent applications pending. The laws of other countries in which we market our products may afford little or no effective protection of our proprietary technology. Consequently, we may be unable to prevent our proprietary technology from being exploited abroad, which could diminish international sales revenue or require costly efforts to protect our technology.

   Both domestically and internationally, the reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it. This could have a material adverse effect on our business and financial results. Policing the unauthorized use of our products is difficult. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of management resources, either of which could harm our business.

We may become subject to claims of intellectual property infringement, which could be costly and time-consuming.

   If any of our products violate third-party proprietary rights, we may be required to reengineer our products or seek to obtain licenses from third parties to continue offering our products without substantial reengineering. We generally do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. Third parties might make a claim of infringement against us or our customers. Many of our license agreements require us to indemnify our customers from any claim or finding of intellectual property infringement. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. Any efforts to reengineer our products or obtain licenses from third parties may not be successful and, in any case, would substantially increase our costs and harm our business and financial results.

We could incur substantial costs as a result of product liability claims relating to our customers' business operations.

   If one of our products fails, a customer may assert a claim for substantial damages against us, whether or not we are responsible for the product failure. Our license agreements generally contain provisions designed to limit our exposure to potential product liability claims, such as disclaimers of warranties and limitations on liability for special, consequential and incidental damages. However, these contractual limitations on liability may not be enforceable, and we may be subject to claims based on errors in our software. Product liability claims could require us to spend significant time and money in litigation or to pay significant damages. Although we maintain general liability insurance, including coverage for errors and omissions, we cannot assure you that this coverage will continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim.

Future acquisitions could disrupt our business and harm our financial condition.

   In order to remain competitive, we may find it necessary to acquire additional businesses, products and technologies. In the event that we do complete an acquisition, we could be required to do one or more of the following:

  . issue equity securities, which would dilute current stockholders;

  . incur substantial debt;

  . assume contingent liabilities;

  . incur a one-time charge; or

  . amortize goodwill and other intangible assets.

Any of these actions would adversely affect our financial results and could result in decreased profitability. Additionally, we may not be able to successfully integrate any technologies, products, personnel or operations of companies that we acquire. These difficulties could disrupt our business, divert management resources and increase our expenses.

                         Risks Related to Our Industry

Our business depends on the continued growth of Internet usage and the continued growth of business being conducted over the Web.

   Our products are designed to serve the customer service needs of businesses that use the Internet for marketing, sales and customer service. Our future success depends substantially upon the widespread adoption of the Internet as a primary medium for commerce, communication and business applications. Because our business is Internet-based, the failure of this market to develop, or a delay in the development of this market, would impact our ability to grow our business. Our business growth also would be impeded if Internet usage does not continue to grow or grows more slowly than we currently anticipate. The continued growth of the Internet depends on various factors, all of which are outside of our control. Moreover, the Web has experienced, and is expected to continue to experience, significant user and traffic growth, which has, at times, caused user frustration with slow access and download times. If Web infrastructure is unable to support the demands placed on it, our market may grow more slowly than expected and our revenue growth may suffer.

   Additionally, critical issues concerning the commercial use of the Web, such as security, reliability, cost, accessibility and quality of service, remain unresolved and may negatively affect the growth of Web use or the attractiveness of commerce and business communication over the Web. The Web could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased activity or due to increased government regulation and taxation of Internet commerce. Because our business is Internet-based, any of these results would significantly limit the market for our products.

   Finally, our products address a new and emerging market for Internet-based, interactive electronic business solutions. Because of the new and rapidly evolving nature of the market in which we operate combined with our limited operating history, our prospects are difficult to predict and may change rapidly and without warning.

Increasing government regulation of the Internet could slow our growth or impede our ability to be profitable.

   Federal, state or foreign government bodies or agencies may adopt laws or regulations affecting the use of the Internet as a commercial medium. If enacted, these laws or regulations could limit the market for our products, which could slow our growth and reduce our revenue. Even if they do not apply to our business directly, we expect that laws and regulations relating to user privacy, pricing, content and quality of products and services could indirectly affect our business. It is possible that these types of laws or regulations could expose companies involved in Internet commerce to liability or could limit the growth of Internet commerce generally. Either of these results would slow our growth and impede our ability to be profitable.

The imposition of sales and other taxes on products sold by our customers over the Internet could limit online commerce and, as a result, reduce the demand for our products.

   The imposition of new sales or other taxes could limit the growth of Internet commerce generally and, as a result, the demand for our products and services. Current federal legislation limits the imposition of state and local taxes on Internet access and also prohibits "multiple or discriminatory" taxes on e-commerce. Congress may choose not to renew this legislation when it expires in 2001. Moreover, the current legislation does not prevent states from imposing taxes on Internet access if the taxes were in existence as of the time of enactment of the legislation in October 1998, or from imposing otherwise valid sales and use taxes on e-commerce.

   Under current federal Constitutional law, companies that sell products over the Internet are not required to collect sales or other taxes on shipments of their products into states or foreign countries where they are not physically present. However, one or more states or foreign countries may seek to impose sales or other tax collection obligations on companies that engage in e-commerce outside of the state or foreign jurisdiction. A successful assertion by one or more states or foreign countries that companies that engage in e-commerce should collect sales or other taxes on the sale of their products over the Internet, even though not physically present in the state or country, could indirectly reduce demand for our products.

Privacy concerns relating to the Internet are increasing, which could result in legislation that adversely affects our business or reduces sales of our products.

   Businesses using our software capture information regarding their customers when those customers contact them online with customer service inquiries. Privacy concerns may cause visitors to resist providing the personal data necessary to allow our customers to use our software products most effectively. Also, even the perception of privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our products. In addition, legislative or regulatory requirements may heighten these concerns if businesses must notify visitors to their Web sites that the data captured after visiting some Web sites may be used by marketing entities to direct product promotion and advertising to that user. Proposed privacy legislation is pending now in several states and in Congress, and Congress already has passed the Children's Online Privacy Protection Act of 1998, which governs the online collection and use of personal information from children under the age of 13 and empowers the Federal Trade Commission to issue new regulations. Although we are not aware of any other statute or regulatory requirement in effect in the United States that would directly require a business to notify visitors to its Web site that the data captured in visiting the site may be used by marketing entities for direct promotion, some local governmental authorities have broadly construed consumer protection statutes to prohibit data collection without notice to Web site visitors and have threatened action under consumer protection statutes. Other countries and political entities, including the European Union, already have adopted this type of "notice" legislation or regulatory requirements, and the United States may do so as well.

                         Risks Related to This Offering

Our common stock is particularly subject to volatility because our industry is newly emerging and rapidly growing.

   The stock market has recently experienced extreme price and volume fluctuations. In particular, the market prices of securities of technology companies, especially Internet-related companies, have been extremely volatile and have experienced fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These broad market fluctuations could reduce the market price of our common stock.

The significant control over stockholder voting matters that may be exercised by our founder and Chief Executive Officer will deprive you of the ability to influence corporate actions.

   After this offering, Greg R. Gianforte, our founder and Chief Executive Officer, will control approximately 60.5% of the outstanding common stock and, together with our other officers and directors, will control approximately 77.6% of the outstanding stock. As a result, Mr. Gianforte, acting alone, will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of RightNow, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of RightNow and might reduce the market price of our common stock.

The price of our common stock after this offering may be lower than the price you pay.

   The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay. After this offering, an active trading market in our stock might not develop or continue. If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that we negotiated with the representatives of the underwriters based upon several factors. See "Underwriting" for a description of these factors.

Our broad discretion in using the proceeds from this offering may negatively impact our financial results.

   Our decisions regarding the use of the proceeds of this offering could harm our business, operating results and financial condition. We have not identified specific uses for the proceeds from this offering, and we will have broad discretion in how we use them. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

Our prospects for obtaining additional financing, if required, are uncertain, and failure to obtain needed financing could diminish our ability to pursue future growth.

   We may need to raise additional funds to develop or enhance our products, to fund expansion, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If required, additional financing may not be available on terms that are acceptable to us. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and these securities might have rights, preferences and privileges senior to those of our current stockholders. If adequate funds are not available on acceptable terms, our ability to fund our expansion, develop or enhance products, take advantage of unanticipated opportunities or otherwise respond to competitive pressures will be significantly limited.

Investors will experience immediate and substantial dilution in the book value of their investment.

   If you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution, in that the price you pay will be substantially greater than the net tangible book value per share of the shares you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the public offering price when they purchased their shares of common stock. You will experience additional dilution upon our optionees' exercise of outstanding stock options to purchase our common stock.

Anti-takeover provisions in our charter documents and Delaware law could prevent or delay a change in control of our company.

   Provisions of our certificate of incorporation and bylaws and Delaware law may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable and may limit the market price of our common stock. These provisions include the following:

  . establishing a classified board in which only a portion of the total board members will be elected at each annual meeting;

  . authorizing the board to issue preferred stock;

  . prohibiting cumulative voting in the election of directors;

  . limiting the persons who may call special meetings of stockholders; and

  . prohibiting stockholder action by written consent.

Future sales by existing stockholders could depress the market price of our common stock.

   If our existing stockholders sell a large number of shares of our common stock after this offering, the market price of the common stock could decline significantly. Moreover, a perception in the public market that our existing stockholders might sell shares of common stock could depress the market price of our common stock. Immediately after this offering, approximately 15,866,228 shares held by our existing stockholders will be outstanding. Substantially all of these shares are subject to lock-up agreements restricting the sale of common stock for 180 days after the date of this prospectus.

   Some of our existing stockholders have the right to require us to register with the Securities and Exchange Commission up to 3,332,912 shares of our common stock that they own. If we register these shares of common stock, the stockholders can freely sell those shares in the public market. All of these shares are subject to lock-up agreements restricting their sale for 180 days after the date of this prospectus.

   After this offering, we intend to register approximately 8,000,000 shares of our common stock that we have issued or may issue under our stock plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements, if applicable, described above.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue" or the negative of these terms, or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of these statements. Except as otherwise required by the federal securities laws, we are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

   In this prospectus, we use market data and industry forecasts that we have obtained from publicly available information and industry publications by International Data Corporation and Jupiter Communications, Inc. IDC is a provider of information technology industry analysis and market data and Jupiter is a provider of research on Internet commerce. Neither we nor any of the underwriters represent that any such information is accurate. Each of these sources may have its own definitions for a particular market or market segment and, accordingly, the information obtained from one source might not be comparable with information obtained from other sources. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of this information. In particular, we do not know what rate of general economic growth was assumed in preparing forecasts. Forecasts of developing industries such as ours are not based upon sophisticated analyses of substantial amounts of historical data, as in the case of more mature industries. Thus, forecasts of developing industries like ours are much less likely to be accurate.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the sale of the 4,000,000 shares of common stock we are offering will be approximately $39.9 million, assuming an initial public offering price of $11.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $46.1 million.

   The principal purposes of this offering are to obtain additional working capital, to create a public market for our common stock and to facilitate future access by us to public markets. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses. However, we currently have no commitments or agreements and are not involved in any negotiations to make any acquisitions. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock, except for the S corporation distribution discussed below. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future.

   Prior to the issuance of shares of our preferred stock in December 1999, we were a corporation subject to taxation under Subchapter S of the Internal Revenue Code of 1986, as amended. As a result, our net earnings were taxed, for federal and state income tax purposes, as income of our stockholders. In December 1999, we terminated our S corporation status. At that time, we authorized the payment of a distribution to our S corporation stockholders in an amount approximating their individual income tax liability resulting from S corporation taxable earnings up to the date of termination. For further discussion of our S corporation distribution, see "Related Party Transactions."

                                 CAPITALIZATION

   The following table sets forth our capitalization as of June 30, 2000:

  . on an actual basis;

  . on a pro forma basis, giving effect to the conversion of all outstanding shares of our preferred stock into a total of 3,332,912 shares of common stock upon the closing of this offering; and

  . on a pro forma as adjusted basis after giving effect to our receipt of the net proceeds from the sale of 4,000,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share.

   This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes that appear elsewhere in this prospectus.

                                                       As of June 30, 2000
                                                  ------------------------------
                                                                      Pro Forma
                                                  Actual   Pro Forma As Adjusted
                                                  -------  --------- -----------
                                                   (in thousands, except share
                                                              data)
Long-term capitalized lease obligations, less
 current portion................................  $     3   $     3    $     3
Redeemable convertible Series A preferred stock,
 $.001 par value per share, 5,554,853 shares
 authorized and designated, 3,332,912 shares
 outstanding actual, no shares outstanding pro
 forma and pro forma as adjusted................   16,120        --         --
Stockholders' equity (deficit):
  Preferred stock, $.001 par value, 9,445,147
   shares authorized and undesignated, no shares
   issued or outstanding actual, pro forma or
   pro forma as adjusted........................       --        --         --
  Common stock, $.001 par value, 150,000,000
   shares authorized, 12,465,651 shares
   outstanding actual, 15,798,563 shares
   outstanding pro forma, 19,798,563 shares
   outstanding pro forma as adjusted............       12        16         20
  Additional paid-in capital....................   (1,329)   14,787     54,703
  Accumulated other comprehensive loss..........       (1)       (1)        (1)
  Accumulated deficit...........................   (9,611)   (9,611)    (9,611)
                                                  -------   -------    -------
    Total stockholders' equity (deficit)........  (10,929)    5,191     45,111
                                                  -------   -------    -------
      Total capitalization......................  $ 5,194   $ 5,194    $45,114
                                                  =======   =======    =======

   This table excludes, as of June 30, 2000, the following shares:

  . 4,061,190 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $2.03 per share;

  . 1,487,460 shares of common stock available for future grant under our stock option plans; and

  . 600,000 shares of common stock available for issuance under our employee stock purchase plan.

                                    DILUTION

   If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

   Our pro forma net tangible book value as of June 30, 2000, after giving effect to the conversion of our outstanding preferred stock into common stock in connection with this offering, was $5.2 million, or approximately $0.33 per share. After giving effect to our sale of the 4,000,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share, less estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value at June 30, 2000 would have been approximately $45.1 million, or $2.28 per share. This represents an immediate increase in pro forma net tangible book value of $1.95 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $8.72 per share to purchasers of common stock in this offering. The following table illustrates this dilution:

   Assumed initial public offering price per share..............         $11.00
     Pro forma net tangible book value per share at June 30,
      2000......................................................  $ 0.33
     Increase per share attributable to new investors...........    1.95
                                                                  ------
   Pro forma as adjusted net tangible book value per share after
    the offering................................................           2.28
                                                                         ------
   Dilution per share to new investors..........................         $ 8.72
                                                                         ======

   The following table sets forth, on a pro forma basis as of June 30, 2000, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by new investors:

                                 Shares Purchased  Total Consideration  Average
                                ------------------ -------------------   Price
                                  Number   Percent   Amount    Percent Per Share
                                ---------- ------- ----------- ------- ---------
Existing stockholders.......... 15,798,563  79.8%  $15,104,925  25.6%   $ 0.96
New public investors...........  4,000,000  20.2%   44,000,000  74.4%    11.00
                                ----------  ----   -----------  ----
  Total........................ 19,798,563   100%  $59,104,925   100%
                                ==========  ====   ===========  ====

   The above tables exclude, as of June 30, 2000, the following shares:

  . 4,061,190 shares issuable upon exercise of outstanding options at a weighted average exercise price of $2.03 per share;

  . 1,487,460 shares of common stock available for future grant under our stock option plans; and

  . 600,000 shares of common stock available for issuance under our employee stock purchase plan.

   To the extent that any of these options are exercised or shares are issued, there will be further dilution to new investors. See "Capitalization," "Management--Benefit Plans" and "Description of Capital Stock."

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected financial data should be read in conjunction with the financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial data included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 2000, and the balance sheet data as of December 31, 1998 and 1999 and June 30, 2000, are derived from our audited financial statements included elsewhere in this prospectus. The statements of operations data for the period from our inception on September 18, 1995 to December 31, 1995 and for the year ended December 31, 1996, and the balance sheet data as of December 31, 1995, are derived from our unaudited financial information not included in this prospectus. The balance sheet data as of December 31, 1996 and 1997 are derived from our audited financial statements not included in this prospectus. The selected financial data for the six months ended June 30, 1999 have been derived from our unaudited financial statements also included elsewhere in this prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for the unaudited periods. Historical results are not necessarily indicative of results to be expected in any future period, and results of interim periods are not necessarily indicative of results that may be expected for the entire year.

                              Period from                                       Six Months
                               Inception         Year Ended December 31,      Ended June 30,
                          (September 18, 1995) -----------------------------  ----------------
                          to December 31, 1995  1996   1997   1998    1999     1999     2000
                          -------------------- ------ ------ ------  -------  -------  -------
                                        (in thousands, except per share data)
Consolidated Statements
 of Operations Data:
Revenue.................         $    1        $   63 $   79 $  279  $ 2,025  $   399  $ 3,861
Cost of revenue.........             --            --      1      3       64        7      612
                                 ------        ------ ------ ------  -------  -------  -------
Gross profit............              1            63     78    276    1,961      392    3,249
Operating expenses:
 Sales and marketing....              7             4     --    279    3,343      532    8,172
 Research and
  development...........              1            35     43     74      603      159    1,429
 General and
  administrative........              6            13     18     86      493       88    1,041
                                 ------        ------ ------ ------  -------  -------  -------
 Total operating
  expenses..............             14            52     61    439    4,439      779   10,642
                                 ------        ------ ------ ------  -------  -------  -------
Income (loss) from
 operations.............            (13)           11     17   (163)  (2,478)    (387)  (7,393)
Interest and other
 income, net............             --            12      9     --       33       --      354
                                 ------        ------ ------ ------  -------  -------  -------
Net income (loss).......         $  (13)       $   23 $   26 $ (163) $(2,445) $  (387) $(7,039)
                                 ======        ====== ====== ======  =======  =======  =======
Basic and diluted net
 loss per share.........             --            --     -- $(0.01) $ (0.20) $ (0.03) $ (0.57)
Shares used in computing
 basic and diluted net
 loss per share.........         12,000        12,000 12,000 12,068   12,218   12,197   12,384
Pro forma basic and
 diluted net loss per
 share..................                                             $ (0.20)          $ (0.45)
Shares used in computing
 pro forma basic and
 diluted net loss per
 share..................                                              12,305            15,717

                                December 31,                    June 30, 2000
                         -----------------------------  ------------------------------
                                                                            Pro Forma
                         1995  1996 1997 1998   1999    Actual   Pro Forma As Adjusted
                         ----  ---- ---- ----  -------  -------  --------- -----------
                                              (in thousands)
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............ $  2  $ 5  $19  $ 86  $14,183  $ 9,359   $9,359     $49,279
Working capital
 (deficit)..............  (31)  11   33   (64)  13,113    5,989    5,989      45,909
Total assets............   21   20   37   264   17,348   17,446   17,446      57,366
Deferred revenue........   --   --   --   171    4,165   10,129   10,129      10,129
Long-term capital lease
 obligations, less
 current portion........   --   --   --    --        7        3        3           3
Redeemable convertible
 preferred stock........   --   --   --    --   16,120   16,120       --          --
Total stockholders'
 equity (deficit).......  (12)  11   37   (96)  (3,981) (10,929)   5,191      45,111

See note 1 of the notes to our consolidated financial statements for an explanation of the determination of the number of weighted average shares used to compute basic and diluted net income (loss) per share and pro forma basic and diluted net loss per share data.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Data" and our financial statements and related notes appearing elsewhere in this document.

Overview

   We provide a comprehensive Internet-based customer service software solution that integrates customer self-service, e-mail management, live interaction, issue tracking and customer satisfaction measurement capabilities. We were incorporated in September 1995 but had no significant operations until 1997. In the second half of 1997, we began to conduct research and development relating to our initial product.

   In November 1997, we released the initial version of RightNow Web on a hosted and non-hosted basis. Since that time, we have released upgrades, including enhancements to existing product features and additional functionality, at least twice a year. In the second half of 1999, we significantly expanded the functionality and features of RightNow Web to include e-mail management, live interaction and service contract management capabilities. In April 2000, we introduced RightNow Metrics, a customer satisfaction survey and measurement tool.

   As we have expanded our business, we have increased our direct sales force to 73 at June 30, 2000 from eight at December 31, 1998. In October 1999, we opened a sales office in Dallas, Texas and in June, 2000, we opened a sales office in the United Kingdom. To date, virtually all of our sales activity has taken place over the telephone and via the Web, rather than through face-to-face meetings. The average sales cycle for our products is less than 100 days. In cases where our sales force has been provided leads generated through our marketing activities described below, the sales cycle has generally been shorter than the average. In the fourth quarter of 1999, we also began to develop our indirect sales channels. Our customer base has increased to 750 at June 30, 2000 from 106 at December 31, 1998. We intend to continue to develop and expand our direct and indirect sales channels, initially focusing on system integrators, application service providers, hosting companies, technology providers and outsourced call centers. We also plan to establish sales offices in Germany in 2000 and in the Pacific Rim in 2001.

   As of June 30, 2000, we had an accumulated deficit of $9.6 million. This deficit and our losses are the result of costs incurred in the development and sales and marketing of our products. We intend to continue to invest heavily in our product development, sales and marketing strategies and administrative infrastructure. As a result, we anticipate that we will incur additional operating losses for the foreseeable future.

 Revenue

   Our revenue is comprised of fees from term and perpetual licenses of our software, maintenance related to perpetual licenses, hosting and professional services. The majority of our business is derived from two-year software subscriptions, although terms can range from six months to three years. These subscriptions are sold for a single price, which includes maintenance and upgrades over the term of the subscription for which we do not have vendor specific objective evidence, or VSOE, to determine fair value. We therefore recognize revenue ratably over the term of the arrangement, which is typically two years.

   For perpetual licensing arrangements, revenue is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no obligations remain, the fee is fixed and determinable and collectibility is probable. Revenue from arrangements with resellers is recognized upon delivery limited by sell through activity.

   Maintenance revenue related to perpetual licenses of our products is deferred and recognized on a straight-line basis over the life of the maintenance arrangement, which is typically one year.

   We provide hosting services, which include data connections, equipment and the service related to upgrading our products acquired by the customer either through a term license or perpetual license maintenance arrangement. Revenue from hosting is deferred and recognized on a straight-line basis over the life of the hosting arrangement, which is typically one year. A customer may elect at any time to discontinue hosting and, to the extent the customer has prepaid for this service, the fees paid will be refunded without penalty.

   We offer training and professional services and the related revenue is recognized when the services are performed and the collectibility is reasonably certain.

   Upon receipt of a purchase order from a customer, we make our software available over the Internet and provide access to the customer through an access code. Our standard payment terms are net 30 days from the date of invoice. This practice of billing the customer at the beginning of the term contributes to the funding of our operations. Upon qualification and credit review, we may also offer customers a one-year financing option. Amounts billed to customers in excess of revenue recognized are recorded as deferred revenue.

   Through May 2000 we offered our subscription and perpetual software with a 60-day right-of-return warranty. As of June 30, 2000, less than 7% of our products sold have been returned. Customers who desire to use our products at the end of their software subscription term will have to renew their license. To date, only a few subscriptions have come up for renewal. Between June 30 and December 31, 2000, approximately 4% of our current subscriptions will come up for renewal and, in 2001, a significant portion of our current subscriptions will come up for renewal. Given our limited operating history, we do not have historical information with which to estimate the rates of renewal or the terms on which renewals will be made.

 Cost of Revenue

   Cost of revenue consists primarily of costs relating to our hosting services, including maintaining data centers for our hosted customers. Cost of revenue also includes payroll and travel expenses related to providing training and professional support to our customers. We do not pay royalties to any third parties for technology included in our products. Since our products are delivered via the Internet, we do not incur significant product delivery costs. We plan to expand our application hosting services by developing an international network of application hosting services through internal and external resources. As our customer base grows, we intend to continue to invest additional resources in our application hosting services.

 Operating Expenses

   Sales and marketing expenses. Sales and marketing expenses consist primarily of payroll related to the sales, marketing and customer support functions, advertising and promotion of our products and telecommunications costs for sales activities. As we hire more employees in sales and customer service and further develop our indirect sales channels, we expect these costs to continue to increase significantly. We also expect significant increases in advertising expenses as we more fully implement our marketing plan. We are also expanding our sales office in Texas and in the United Kingdom and are currently evaluating other locations both in the United States and abroad. We expect our sales and marketing expenses to increase significantly in the foreseeable future as we continue to expand our sales force, implement our marketing strategy and increase our customer service group to support our business expansion. As our business grows, we also expect sales commissions to increase. These commissions are expensed in the month that the related sale is invoiced, and are generally paid to our sales force in the month following the date of invoice. The revenue associated with the sale is recognized ratably over the term of the subscription.

   Research and development expenses. Research and development expenses consist primarily of payroll for development personnel and costs related to the development of new products, enhancement of existing products and quality assurance and testing. To date, we have not capitalized any of our software development costs because the timing of the commercial release of our products has substantially coincided with the attainment of technological feasibility. As a result, research and development costs have been expensed as incurred. We intend to continue to expand and enhance our product offerings. To accomplish this we are hiring additional personnel and, to a lesser extent, contracting with external resources. Accordingly, we expect our research and development expenses will continue to increase significantly for the foreseeable future.

   General and administrative expenses. General and administrative expenses consist primarily of payroll associated with executive management and corporate administrative personnel as well as professional fees. We expect general and administrative expenses will continue to increase significantly as we expand our business.

   We allocate most general expenses such as office supplies, computer supplies, utilities, rent, depreciation for furniture and equipment, bad debt expense, payroll taxes, and employee benefits to sales and marketing, research and development and general and administrative based on the relative headcount of our respective departments. We recorded bad debt expense of $727,000 for the six months ended June 30, 2000, $83,000 for the six months ended June 30, 1999, $372,000 for the year ended December 31, 1999 and $700 for the year ended December 31, 1998.

   Provision for income taxes. At the time of our incorporation, we elected to be treated as an S corporation under Subchapter S of the Internal Revenue Code of 1986, as amended. As an S corporation, our stockholders were liable for any federal and state income tax liabilities resulting from our operations. Effective December 13, 1999, we terminated our status as an S corporation and have been liable for federal and state income taxes subsequent to that date. Immediately prior to the termination of our S corporation status, we authorized a cash distribution payable to our S corporation stockholders in an amount approximating their individual income tax liability resulting from S corporation taxable earnings up to the date of termination. If we had been a C corporation for all of 1999, we would have recorded income tax expense of approximately $266,000. At June 30, 2000, we had a deferred tax asset of approximately $4.5 million, all of which has been reserved for by a valuation allowance. In the future, if available evidence indicates it is more likely than not that we will be able to utilize this deferred tax asset, we will record an income tax benefit in the amount of the asset recognized.

Results of Operations

   The following table lists, for the periods indicated, each line item as a percentage of revenue:

                                                      Six Months
                                 Year Ended             Ended
                                December 31,           June 30,
                             ---------------------   --------------
                             1997   1998     1999    1999     2000
                             -----  -----   ------   -----   ------
As a Percentage of Revenue:
Revenue..................... 100.0% 100.0%   100.0%  100.0%   100.0%
Cost of revenue.............   1.0    1.3      3.1     1.8     15.9
                             -----  -----   ------   -----   ------
  Gross profit..............  99.0   98.7     96.9    98.2     84.1
Operating expenses:
  Sales and marketing.......   1.0   99.9    165.1   133.3    211.6
  Research and development..  54.0   26.5     29.8    39.9     37.0
  General and
   administrative...........  23.0   30.7     24.3    22.0     27.0
                             -----  -----   ------   -----   ------
    Total operating
     expenses...............  78.0  157.1    219.2   195.2    275.6
                             -----  -----   ------   -----   ------
Income (loss) from
 operations.................  21.0  (58.4)  (122.3)  (97.0)  (191.5)
Interest and other income,
 net........................  11.8     --      1.6      --      9.2
                             -----  -----   ------   -----   ------
Net income (loss)...........  32.8% (58.4)% (120.7)% (97.0)% (182.3)%
                             =====  =====   ======   =====   ======

Six Months Ended June 30, 2000 and 1999

 Revenue

   Revenue increased to $3.9 million for the six months ended June 30, 2000 from $399,000 for the six months ended June 30, 1999. This increase was the result of increased sales of RightNow Web, an increase in the average selling price of our products due, in part, to increased functionality of RightNow Web and the introduction of RightNow Metrics. We added 381 customers in the six months ended June 30, 2000, compared to 131 in the six months ended June 30, 1999. We recorded $503,000 for product returns allowance in the six months ended June 30, 2000.

 Cost of Revenue

   Cost of revenue increased to $612,000 for the six months ended June 30, 2000 from $7,000 for the six months ended June 30, 1999. Cost of revenue increased to 15.9% of revenue in the six months ended June 30, 2000 from 1.8% of revenue in the six months ended June 30, 1999. The increase was due primarily to the increase of our application hosting costs. We increased the number of personnel in our application hosting services group beginning in late 1999 and entered into two contracts with third parties to provide our application hosting equipment and facilities. Hosting costs under these contracts increased as the activity of our hosted customers increased. We also increased the number of our professional services and training personnel to support our increasing customer base.

 Operating Expenses

   Sales and marketing expenses. Sales and marketing expenses increased to $8.2 million for the six months ended June 30, 2000 from $532,000 for the six months ended June 30, 1999. This increase was due primarily to the addition of sales, marketing and customer service personnel, which represented 30.8% of the overall increase, and an increase in sales commissions to $1.2 million for the six months ended June 30, 2000 from $116,000 for the six months ended June 30, 1999, which represented approximately 14.1% of the overall increase in sales and marketing expense. The increase was also due to higher marketing costs due to expanded advertising and promotional activities, and higher bad debt expense. The number of sales, marketing and customer service personnel increased to 183 as of June 30, 2000 from 27 as of June 30, 1999. As a percentage of revenue, sales and marketing expenses increased to 211.6% in the six months ended June 30, 2000 from 133.3% in the six months ended June 30, 1999.

   Research and development expenses. Research and development expenses increased to $1.4 million for the six months ended June 30, 2000 from $159,000 for the six months ended June 30, 1999. This increase was due primarily to the increase in personnel for development of new products, enhancement of existing products, quality assurance and testing. As a percentage of revenue, research and development expenses decreased to 37.0% in the six months ended June 30, 2000 from 39.9% of revenue in the six months ended June 30, 1999.

   General and administrative expenses. General and administrative expenses increased to $1.0 million for the six months ended June 30, 2000 from $88,000 for the six months ended June 30, 1999. The increase was due to the addition of senior management and other administrative personnel and professional services expenses. General and administrative expenses increased to 27.0% of revenue in the six months ended June 30, 2000 from 22.0% of revenue in the six months ended June 30, 1999.

   Interest and other income, net. Interest and other income, net consists primarily of interest earned on cash and cash equivalents. Interest and other income, net was $354,000 for the six months ended June 30, 2000. The increase in interest income was due to increased cash balances resulting from the sale of our preferred stock in December 1999.

Years Ended December 31, 1999 and 1998

 Revenue

   Revenue increased to $2.0 million in 1999 from $279,000 in 1998. The increase in revenue was due primarily to increased sales of RightNow Web and also to a higher average sales price due, in part, to increased functionality of the product. Our number of customers increased to 422 at December 31, 1999 from 106 at December 31, 1998.

 Cost of Revenue

   Cost of revenue increased to $63,000 in 1999 from $4,000 in 1998. Cost of revenue increased to 3.1% of revenue for the year ended December 31, 1999 from 1.3% of revenue for the year ended December 31, 1998. The increase in cost of revenue in 1999 was primarily due to the expansion of our application hosting costs. We increased the number of personnel in our application hosting services group in 1999 and entered into a contract with a third party in December 1999 to provide our application hosting equipment and facilities.

 Operating Expenses

   Sales and marketing expenses. Sales and marketing expenses increased to $3.3 million in 1999 from $279,000 in 1998. This increase was due primarily to the addition of sales, marketing and customer service personnel, an increase in sales commissions to $405,000 in 1999 from $40,000 in 1998, and higher marketing costs due to expanded advertising and promotional activities. The number of sales, marketing and customer service personnel increased to 107 as of December 31, 1999 from 13 as of December 31, 1998. Sales and marketing expenses increased to 165.1% of revenue in 1999 from 99.9% of revenue in 1998.

   Research and development expenses. Research and development expenses increased to $603,000 in 1999 from $74,000 in 1998. This increase was due primarily to the increase of personnel for product development and enhancement. As a percentage of revenue, research and development expenses were 29.8% in 1999 and 26.5% in 1998.

   General and administrative expenses. General and administrative expenses increased to $493,000 in 1999 from $86,000 in 1998. The increase was due to the addition of senior management and other administrative personnel. General and administrative expenses decreased to 24.3% of revenue in 1999 from 30.7% of revenue in 1998, primarily as a result of increased revenue in 1999.

   Interest and other income, net. In 1999 we recorded net interest income of $33,000 due to increased cash balances resulting from the sale of our preferred stock in December 1999.

Years Ended December 31, 1998 and 1997

 Revenue

   Revenue increased to $279,000 in 1998 from $79,000 in 1997. We began selling our initial product in November 1997. Our number of customers increased to 106 at December 31, 1998, from seven at December 31, 1997. Until September 1998, our products were sold primarily through hosting arrangements and perpetual licenses. Revenue from consulting services unrelated to our current operations was $68,000 in 1997.

 Cost of Revenue

   Cost of revenue was $4,000 in 1998 related to application hosting costs when our product was initially released in November 1997. In 1997, cost of revenue was immaterial.

 Operating Expenses

   Sales and marketing expenses. Sales and marketing expenses were $279,000 in 1998. In 1998, sales and marketing expenses increased as we hired sales and marketing personnel, incurred sales commission expense of $40,000 and incurred public relations expenses in connection with the release of our initial product at the end of 1997. We also created our customer service group in October 1998 to support new installations and maintenance of our product. Sales and marketing expenses were 99.9% of revenue in 1998. Until January 1998, we did not expend any material resources on sales and marketing.

   Research and development expenses. Research and development expenses increased to $74,000 in 1998 from $43,000 in 1997. The increase was due primarily to the addition of personnel for continued development and enhancement of our products. Research and development expense decreased to 26.5% of revenue in 1998 from 54.0% of revenue in 1997. This decrease in the percentage of revenue in 1998 was a result of increased revenue from the introduction of our initial product in 1997.

   General and administrative expenses. General and administrative expenses increased to $86,000 in 1998 from $18,000 in 1997. The increase was primarily the result of increasing our personnel. In addition, our founder and Chief Executive Officer began receiving a salary, which he had not received prior to 1998.

   Interest and other income, net. We had no material interest income in 1998 or 1997. Other income in 1997 was the result of a gain on the sale of assets unrelated to our current operations.

Quarterly Results of Operations

   The following table sets forth a summary of our unaudited quarterly operating results for each of the six quarters ended June 30, 2000. In management's opinion, this unaudited quarterly information has been prepared on the same basis as the audited financial statements and related notes and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the quarters presented. This information should be read in conjunction with the audited financial statements and related notes included elsewhere in this prospectus. We believe that quarter-to-quarter comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

                                                Three Months Ended
                         -------------------------------------------------------------------
                         March 31,  June 30,  September 30, December 31, March 31,  June 30,
                           1999       1999        1999          1999       2000       2000
                         ---------  --------  ------------- ------------ ---------  --------
                                                  (in thousands)
Revenue.................  $  135     $ 264       $  714       $   912     $ 1,443   $ 2,418
Cost of revenue.........       3         4           17            40         166       446
                          ------     -----       ------       -------     -------   -------
    Gross profit........     132       260          697           872       1,277     1,972
Operating expenses:
  Sales and marketing...     206       326          875         1,936       3,479     4,693
  Research and
   development..........      72        87          143           301         633       796
  General and
   administrative.......      38        50           95           310         361       680
                          ------     -----       ------       -------     -------   -------
    Total operating
     expenses...........     316       463        1,113         2,547       4,473     6,169
                          ------     -----       ------       -------     -------   -------
Loss from operations....    (184)     (203)        (416)       (1,675)     (3,196)   (4,197)
Interest and other
 income, net............      --        --           --            33         168       186
                          ------     -----       ------       -------     -------   -------
Net loss................  $ (184)    $(203)      $ (416)      $(1,642)    $(3,028)  $(4,011)
                          ======     =====       ======       =======     =======   =======
As a Percentage of
 Revenue:
Revenue.................   100.0%    100.0%       100.0%        100.0%      100.0%    100.0%
Cost of revenue.........     2.2       1.5          2.4           4.4        11.5      18.4
                          ------     -----       ------       -------     -------   -------
  Gross profit..........    97.8      98.5         97.6          95.6        88.5      81.6
Operating expenses:
  Sales and marketing...   152.6     123.5        122.5         212.3       241.1     194.1
  Research and
   development..........    53.3      33.0         20.0          33.0        43.9      32.9
  General and
   administrative.......    28.1      18.9         13.3          34.0        25.0      28.1
                          ------     -----       ------       -------     -------   -------
    Total operating
     expenses...........   234.0     175.4        155.8         279.3       310.0     255.1
                          ------     -----       ------       -------     -------   -------
Loss from operations....  (136.2)    (76.9)       (58.2)       (183.7)     (221.5)   (173.5)
Interest and other
 income, net............      --        --           --           3.6        11.6       7.7
                          ------     -----       ------       -------     -------   -------
Net loss................  (136.2)%   (76.9)%      (58.2)%      (180.1)%    (209.9)%  (165.8)%
                          ======     =====       ======       =======     =======   =======

   We do not consider our business to be seasonal. Our revenue is impacted by the mix of term software subscriptions and perpetual licenses sold in a particular quarter. In the three months ended September 30, 1999, perpetual licenses represented a higher proportion of our revenue than in other periods. Accordingly, total operating expenses in the quarter, as a percentage of revenue, were lower. The trend over the past six quarters represents the expansion in all areas of our business. In the fourth quarter of 1999, we began to significantly expand our sales force and marketing activities, released an upgrade to RightNow Web, which included e-mail management and live interaction capabilities, and increased our research and development and administrative personnel. This expansion continued in the three months ended June 30, 2000, as we continued to grow our customer base.

   The amount and timing of our operating results generally will vary from quarter to quarter depending on our level of actual and anticipated business activities. Factors affecting quarterly operating results can include, but are not limited to:

  . variations in and difficulty predicting demand for our products;

  . the timing and success of new product introductions or upgrades by us or our competitors;

  . our practice of expensing sales commissions at the time of invoice, while the related revenue is recognized ratably over the term of the subscription;

  . the renewal rate of customers whose subscriptions have expired and the terms upon which they renew;

  . changes in our pricing policies or those of our competitors;

  . changes in the mix of term software subscriptions and perpetual licenses sold in a particular quarter due to the different methods of revenue recognition;

  . our ability to expand our operations, and the amount and timing of expenditures related to this expansion;

  . the purchasing and budgeting cycles of our customers;

  . the rate of success of our international expansion;

  . general economic conditions, as well as those specific to our customers and markets; and

  . costs related to possible acquisitions of technology or businesses.

Our revenues and operating results are difficult to forecast and will fluctuate, and we believe that quarter-to-quarter comparisons of our operating results will not necessarily be meaningful. As a result, you should not rely upon them as an indication of our future performance.

Liquidity and Capital Resources

   From our inception through December 1999, we funded our operations primarily through cash from operations, with additional funding from private borrowings, including loans from our founder and Chief Executive Officer, and bank borrowings. Our practice of billing the entire subscription price on net 30-day terms at the beginning of the subscription period also contributed to the funding of our operations. In December 1999, we raised approximately
$16.1 million from a private placement of our preferred stock to fund our significant business expansion.

   As of June 30, 2000, we had $9.4 million in cash and cash equivalents and a secured bank line of credit of $500,000. The line of credit expires on August 1, 2001, and the borrowings under the line of credit bear interest at prime plus 1.5%. There were no borrowings under the line of credit at June 30, 2000.

   Our operating activities used cash of $3.0 million during the six months ended June 30, 2000. Cash provided from operating activities was $64,000 for the year ended December 31, 1999, $5,000 for the year ended December 31, 1998 and $19,000 for the year ended December 31, 1997. As we continue to expand our sales and marketing, product development and support organizations, we anticipate the growth in these activities will use cash resources in excess of cash received. Our deferred revenue was $10.1 million at June 30, 2000 and $4.2 million at December 31, 1999. We expect our deferred revenue and accounts receivable balances to increase significantly if we continue to increase sales at current rates. Our practice of billing the entire subscription price on net 30-day terms at the beginning of the subscription period will continue to contribute to the funding of our operations.

   Our investing activities used cash of $1.5 million during the six months ended June 30, 2000. Cash used for investing activities was $514,000 for the year ended December 31, 1999, $37,000 for the year ended December 31, 1998 and $5,000 for the year ended December 31, 1997. Our investing activities have consisted primarily of purchases of computer equipment, software for internal use, furniture and equipment to support our operations. We expect to continue to use cash for purchases of furniture and equipment to support our expanding workforce and application service provider hosting infrastructure.

   Our financing activities used $318,000 for the six months ended June 30, 2000 for costs related to this offering and for final payment on the stockholder distribution declared in 1999. Prior to the termination of our S corporation status in December 1999, a stockholder distribution of $330,000 was declared to fund S corporation income taxes payable by our stockholders. Total financing activities for the year ended December 31, 1999 generated $14.5 million compared to $100,000 during 1998. In December 1999, we issued shares of preferred stock generating $16.1 million of net proceeds. Of the proceeds, $1.2 million was used to repurchase stock. In 1998, cash from financing activities was generated through loans totaling $100,000 from our founder and Chief Executive Officer and an affiliated entity.

   Our capital requirements depend on numerous factors. We expect to devote substantial resources to continue research and development efforts, expand our sales, support and marketing organizations, establish additional offices worldwide and build the infrastructure necessary to support our growth. Since the introduction of our initial product in November 1997, we have experienced increases in our expenditures consistent with the growth in our operations and personnel, and we anticipate that our expenditures will continue to increase in the future. We believe that the proceeds of this offering, together with our current cash and cash equivalents and our borrowing capacity, will be sufficient to fund our activities for at least the next 12 months. Thereafter we may need to raise additional funds to develop or enhance products, to fund expansion, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If required, additional financing may not be available on terms that are acceptable to us. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and these securities might have rights, preferences and privileges senior to those of our current stockholders.

Qualitative and Quantitative Disclosures About Market Risk

   We develop products in the United States and sell them primarily in North America and to a lesser extent internationally. Our sales to date have all been priced and payable in U.S. dollars. Consequently, we are not subject to significant market risk from foreign exchange rates at this time. However, fluctuations in the U.S. dollar or foreign currencies could affect the competitiveness of our products in foreign markets. Interest income and expense are sensitive to changes in the general level of U.S. interest rates, particularly since our investments are in short-term instruments. However, based on the nature and current level of our investments and obligations, we have concluded that there is no material risk of exposure.

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

                                    BUSINESS

Overview

   We are a leading provider of Internet customer service software solutions. Our products are designed to enable businesses and other organizations operating on or utilizing the Web to enhance customer interactions and anticipate customer needs, thereby producing higher levels of customer satisfaction. Our comprehensive solution uses a dynamically updated, self-learning knowledgebase to deliver customer self-service, e-mail management, live interaction, issue tracking and customer satisfaction measurement capabilities. The content of each individual knowledgebase is customer-driven, meaning that the knowledgebase "learns" as customers communicate and interact with the business. This allows businesses to efficiently capture, organize, publish and distribute valuable product and service information both to customers and throughout the rest of the extended enterprise. Our objective is to enhance our position as a leading provider of Internet customer service software solutions to businesses and organizations of all sizes. As of June 30, 2000, we had 750 customers, which we believe to be more than any other Internet customer service software company. To continue our success in this regard, we intend to leverage the efficiency of our direct sales channel to acquire new customers and increase penetration of our existing customers, and to expand our indirect sales channels and strategic relationships. In addition, we intend to extend the breadth and depth of our product offerings, increase the availability of our application service provider hosting services and expand our international presence.

Industry Background

   The use of the Internet to communicate and conduct business is growing rapidly. Businesses and other organizations are increasingly using the Internet as an integral means of communicating and interacting with their customers, business partners and employees. International Data Corporation, or IDC, estimates that the worldwide number of customers buying goods and services over the Web will grow from approximately 33.8 million in 1998 to 229.7 million in 2003. This growth has led to a dramatic transformation in the manner in which companies communicate and interact with their customers. As Internet-based customer communication continues to grow, we believe that the ability to efficiently provide fast, reliable and accurate information to meet customer expectations has become a competitive necessity for many organizations.

   As customer communication shifts to the Internet, customers increasingly expect the capability not only to view and purchase products online, but also to obtain answers to their product and service questions 24 hours a day, seven days a week. We believe that, to remain competitive in this environment, every organization, whether a traditional bricks-and-mortar company with a Web presence or a completely Internet-based business, must be able to provide a significant level of service and interaction electronically and in real-time. The low cost of switching vendors or services on the Internet heightens the importance of providing superior customer service and communication. Moreover, Internet-based customer service also applies to other parts of the extended enterprise that generate product and support-related questions, such as internal support personnel, human resources departments and suppliers.

   The initial Web presence for many companies consisted only of an infrastructure that supported general marketing and transaction capabilities. However, in many cases both companies that conduct their business over the Internet and those that simply have a Web presence have been unprepared for the significant increase in volume of customer service inquiries that Internet-based communications channels generate. According to Jupiter Communications, customer satisfaction with shopping on the Internet is decreasing, and the proportion of customers who were highly satisfied with their experiences purchasing from online businesses decreased from 62% in 1998 to 42% in 1999. We believe that the primary cause of this dissatisfaction is the combination of increased customer expectations and the inability of many businesses on the Web to efficiently respond to

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

customer needs. We also believe that customers expect a quicker response when they communicate with businesses via the Internet than when traditional modes of communication such as direct mail and the telephone are used. To effectively respond to customer inquires on this scale, we believe businesses need to enable their customers to easily find answers on their own.

   E-mail, in particular, illustrates the customer service problems that businesses on the Internet currently face. E-mail, like a telephone call, requires a prompt, accurate response in order to be effective. Many businesses have been unable to cost-effectively manage the volume of e-mail inquiries that a presence on the Internet generates. According to a Jupiter Communications survey, 43% of Web sites surveyed did not respond to a customer's e-mail within 24 hours, and 19% of sites did not respond at all. As a result, we believe many customers prefer to have the ability to resolve questions on their own by reference to the company's Web site. In situations like these, an increasing volume of e-mails from customers is often symptomatic of a larger customer service problem that the business has not addressed, namely, the inability of customers to find the information they are seeking on a company's Web site. We believe that businesses that subject their customers to this experience are driving a significant proportion of their customers to do business elsewhere. Internet self-service can provide an attractive alternative to this frustrating end-user experience.

   When companies first began to move their businesses to the Internet, customer service solutions were often designed and developed by internal information technology personnel. However, in response to rapidly changing technology, the expansion of Internet-based business activities, time-to-market pressures and the lack of information technology personnel, many companies have sought external solutions for their customer service automation needs. Current Internet customer service products generally take one of two approaches. The first approach is to provide highly customized products to large businesses that can afford the relatively high prices and long implementation cycles of the traditional enterprise software model. This approach, by virtue of its cost and complexity of implementation, is effectively unavailable to anyone other than large companies. The second approach is to address only a portion of the larger customer service problem through point solutions such as e-mail management or live chat. This second approach fails to provide the functionality and scalability needed to address current customer service needs and, because it is not a comprehensive solution, requires integration with other point products. We believe these approaches are not effective because neither provides an integrated customer service solution that begins with self-service and includes a dynamically updated, self-learning and customer-driven knowledgebase.

   Most self-service solutions currently available rely on knowledge experts to collect, compile and publish information. There are three problems with these solutions. First, a manual approach is time-consuming and expensive, as the knowledge expert must often spend a great deal of time to compile, document and organize the information. Second, the resulting knowledgebase quickly becomes obsolete because there is no automatic method for adding or deleting information. Finally, and perhaps most significantly, this approach relies on the knowledge expert to know what information customers are seeking.

   We believe a significant market opportunity exists for an integrated Internet customer service solution that enables both effective customer self-service and streamlined escalation to other channels of company communication. IDC estimates that demand for Internet customer service-related software and services will grow from $11 billion in 1998 to $43 billion by 2003. We believe an integrated, cost-effective solution that enables customer self-service by drawing on a dynamically updated, self-learning knowledgebase is required to meet this demand. Self-service, or the ability of customers to help determine the type of interaction and information they seek, allows businesses to rapidly respond to changes in customer needs without hiring the large numbers of additional personnel that are required to generate accurate responses by telephone, mail or other traditional means. When self-service is combined with a dynamically updated knowledgebase and the ability to easily deliver information through e-mail, live chat or other person-to-person interaction, the resulting solution allows companies to leverage their existing resources to achieve higher levels of customer satisfaction and revenue.

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

Solution

   We provide an Internet customer service software solution for businesses and other organizations that operate on or utilize the Web. Our products are designed to enable businesses to enhance customer interactions and anticipate customer needs, thereby producing higher levels of customer satisfaction. Our comprehensive solution uses a dynamically updated, self-learning knowledgebase to deliver customer self-service, e-mail management, live interaction, issue tracking and customer satisfaction measurement capabilities. The content of each individual knowledgebase is customer-driven, meaning that the knowledgebase "learns" as customers communicate and interact with the business. This allows businesses to efficiently capture, organize, publish and distribute valuable product and service information both to customers and throughout the rest of the extended enterprise. In addition, because each knowledgebase is self-learning, it does not require businesses to invest significant resources in the manual processes traditionally associated with knowledgebase creation and maintenance. Our products are available on both a hosted and non-hosted basis.

   Our products offer customers the following important benefits:

   Increased customer satisfaction. Our products are designed to increase customer satisfaction by enabling fast, efficient and intelligent resolution of customer service questions and issues. Our automated Internet-based self-service solutions enable a greater number of customers to answer their own questions on a 24x7 basis. Additionally, our products allow customers to choose other forms of interaction with a customer support representative, including e-mail and live chat. When a customer elects one of these options, our solution automatically accesses the knowledgebase to suggest answers to the customer service representative handling the inquiry. This allows a company's customer service representatives to more effectively address customer inquiries that require person-to-person assistance. The result is enhanced customer interactions and improved customer loyalty.

   Reduced cost of customer service. Our products reduce the costs of customer service inquiries by enabling and encouraging customer self-service, helping customers communicate questions they cannot resolve on their own to customer service representatives and assisting customer service representatives to answer questions. Costs are also reduced by automating the expansion and organization of the business's knowledgebase, which replaces the process of manually collecting and organizing the information needed to answer customer questions. As a result, businesses that use our solution can focus customer service representatives on servicing the more complex issues and providing an integrated, personalized customer interaction experience. These same features allow businesses to cost-effectively scale their customer support infrastructure to the higher volume of customer communications that an Internet presence generates, increase employee productivity and decrease cost per customer service interaction.

   Dynamic knowledge capture, management and distribution. Our solution enables a dynamically developed company-specific knowledgebase that provides customers, business partners and employees with a single point of access for customer service information. The content that our solution generates is customer-driven and reflects both customer communications that are explicit, such as e-mails, and those that are implicit, such as a customer's navigation patterns within the knowledgebase. This knowledgebase also allows businesses to collaborate with customers, partners, vendors and suppliers to solve support problems, share information and conduct e-commerce. Businesses and other organizations can use our solution not only to address current customer questions, but also to capture the information generated in answering questions and automatically add it to the knowledgebase to enable customer self-resolution of similar questions in the future. Customers benefit from the company's experience in resolving prior customers' issues, and the information developed in the knowledgebase becomes a valuable internal marketing and training tool. In addition, customers, business partners and employees can elect to receive selected information from the knowledgebase as that information develops and is updated.

   Application service provider delivery. We have designed our products to be installed in a hosted fashion in order to minimize implementation requirements and reduce cost of ownership. As a result, hosted solutions

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

can be implemented in a matter of days and work together as a comprehensive product suite as soon as they are installed. Our application service provider design reduces total cost of ownership of our solutions and eliminates the need for our customers to purchase hardware, obtain additional Internet connections or hire additional systems administration personnel. This delivery model also allows us to install and rapidly upgrade our software with minimal customer involvement or commitment of resources.

   Comprehensive, rapidly deployable, scalable solution. Our product suite is a comprehensive solution for Internet-based customer service, which integrates self-service, e-mail management, live interaction, issue tracking and customer satisfaction measurement capabilities. The ability of our solutions to work together facilitates rapid deployment and eliminates the need for companies to try to customize multiple vendors' software tools. When desired, our customers also can integrate our software solutions with external systems such as call centers and other customer databases. We work together with our alliance partners to provide the professional services necessary to perform such integrations. In addition, our products are built on a scalable Web-based architecture which allows our customers to scale their customer service infrastructure to meet levels of customer service activity significantly greater than any of our customers are currently experiencing.

Strategy

   Our objective is to enhance our position as a leading provider of Internet customer service software solutions to businesses and organizations of all sizes. As of June 30, 2000, we had 750 customers, which we believe to be more than any other Internet customer service software company. To continue our success in this regard, we intend to pursue the following key strategies:

   Leverage highly efficient direct sales channel. To date, our sales model has allowed us to rapidly scale our business in terms of the number of potential customers contacted, the number of customers acquired and the number of solutions actually implemented. In contrast to the traditional methods of on-site sales and implementation used by most other enterprise software companies, we conduct the vast majority of our sales and implementation processes through the telephone and over the Internet. We believe that this gives us significant operating efficiencies relative to many of our competitors. We intend to continue to leverage the efficiency and scalability of our sales model by targeting those companies with a strong need for Internet-based customer service capabilities. Additionally, we intend to increase our sales and marketing efforts to broaden our customer base and to achieve expanded use of our products by our existing customers.

   Expand indirect sales channels and strategic relationships. We currently have strategic alliances with more than 50 system integrators, application service providers, hosting companies, technology providers and outsourced call centers. We intend to continue to enter into and expand our strategic relationships to assist in the marketing and distribution of our products and services. By expanding existing alliances and aggressively developing new ones, we can leverage the sales and services organizations of much larger firms to increase our market penetration and target the needs of specific market segments.

   Extend the breadth and depth of our product offerings. We believe that maintaining and enhancing our products is important to our ability to expand our market share, differentiate ourselves from our competitors and acquire and retain customers. We intend to continue to invest in research and development to broaden the range of solutions our products offer. In particular, we intend to leverage our current base of more than 750 customers and our strategic partners to determine desired features and product extensions, and to develop, license or acquire new products that would complement our current products. We recently introduced RightNow Metrics to provide businesses the ability to survey and measure customer satisfaction.

   Expand application service provider hosting services. Companies that conduct business over the Internet usually desire rapid implementation and integrated delivery of software, which makes software products hosted by application service providers an attractive alternative to products that reside locally on the company's network. We intend to continue to expand our application service provider hosting infrastructure. In addition,

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

we intend to make our application service provider hosting services increasingly available through third-party application service providers.

   Expand international presence. As Web usage accelerates abroad, we believe that significant international market demand will exist for Internet-based customer service solutions, especially in Europe and the Pacific Rim. We intend to devote significant resources toward making our products and services the leading solution for Internet customer service internationally. We opened a sales office in the United Kingdom in June 2000 and expect to establish sales offices in Germany by the end of 2000 and in the Pacific Rim in 2001. Our flagship product RightNow Web is currently available in eight languages, and we intend to continue to adapt our products to additional languages to facilitate the penetration of international markets.

Products and Technology

   Our products provide an Internet customer service solution for businesses and other organizations that operate on or utilize the Web. Our comprehensive solution uses a dynamically updated, self-learning knowledgebase to deliver customer self-service, e-mail management, live interaction, issue tracking and customer satisfaction measurement capabilities. The content of each individual knowledgebase is customer-driven, meaning that the knowledgebase "learns" as customers communicate and interact with the business. This allows businesses to efficiently capture, organize, publish and distribute valuable product and service information both to customers and throughout the rest of the extended enterprise. In addition, because each knowledgebase is self-learning, it does not require a business to invest significant resources in the manual processes traditionally associated with knowledgebase creation and maintenance. Our products are available both in hosted form, in which case we act as an application service provider, and in local form, in which case our software is installed directly on the customer's systems. RightNow Web is currently available in English, French, German, Italian, Spanish, Portuguese, Dutch and Finnish. In addition, we are in the process of developing RightNow Web's capability to support all major languages by the end of 2000.

   All of our products have been designed using industry standards for the Internet. Our software is written in C/C++ and Java, two widely accepted development languages for developing applications. Our products can be deployed by any business using the Web through a Web browser. Our products operate on a number of operating systems and hardware platforms. Currently, both UNIX (Solaris, Linux, FreeBSD) and Microsoft Windows Server (NT, 2000) are supported operating systems. Industry standard relational databases (such as Oracle8 and Microsoft SQL Server) are used to store data.

[A diagram is presented illustrating how customer e-mail and Web inquiries seeking an answer to a question interact with the self-help, e-mail management and live chat interaction capabilities of RightNow Web. The diagram also illustrates the individual knowledgebase and workflow routing between the customer and a company's customer service representative. The diagram also presents boxes to note the external system integration and system reporting capabilities of our solution. Finally, the diagram contains a box noting the automated survey capability of RightNow Metrics.]

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

RightNow Web

   RightNow Web was first released commercially in November 1997. The initial release was designed to allow businesses to provide their customers the ability to answer questions themselves. Since the initial release, we have upgraded RightNow Web frequently to include additional capabilities, such as e-mail management, live interaction, management reporting, issue tracking and service contract management capabilities. The current release, RightNow Web 3.2, integrates all of these capabilities.

   Knowledgebase technology. Our self-learning knowledgebase incorporates proprietary technology that is designed to minimize the amount of administrative time necessary for a business to compile, organize and publish information on their Web site. We have developed several proprietary approaches to knowledge management that enable our solution to learn what information is important and related without requiring the intervention of a knowledge expert. In this way, the knowledge structure and content is customer-driven and grows automatically as our products are used. For example, each time a piece of information is accessed by a customer, its usefulness is recorded and ranked so that future Web site visitors benefit from prior searches for that information.

   We currently have four patent applications pending relating to our knowledgebase technology, including processes relating to the relative usefulness ranking and the order of display of retrieved information in the knowledgebase; the ability of the knowledgebase to suggest related information to a customer accessing the knowledgebase based on the keyword search and navigation patterns of the customer; and the ability of the knowledgebase to produce a relational map of help information items based on the historical usage patterns of customers accessing the knowledgebase.

   RightNow Web's self-learning knowledgebase provides a comprehensive, Internet customer service solution for a business's external customers, and valuable information by which business partners, vendors and suppliers may collaborate to solve problems, share information and conduct e-commerce. For example, this allows sharing of customer records, support activity or common marketing documents. In addition, customer service representative, or CSR, performance is made more efficient and effective by utilizing the knowledgebase for internal training and educational purposes.

   Customer self-service. RightNow Web is designed around the principle that most customer questions are repetitive in nature and can be predicted. Our self-service capability works by enabling businesses to offer to their customers a dynamically updated selection of frequently asked questions via the Web. Customers are able to search for answers to their questions, which are organized according to a particular business's requirements. For example, the questions may be organized by product, service or other individual category. Customers are also able to use keyword searches to find the answers to their questions. As customers interact with our solution, our proprietary knowledgebase technology automatically prioritizes answers in the knowledgebase to anticipate future customer questions. Using the knowledge gained from a customer's previous sessions, our products have the functionality to allow a customer to view answers that are related to the information that they viewed during a prior search.

   If customers are unable to answer their questions on their own, our solution includes functionality that allows them to submit their questions via the Web, e-mail their questions, initiate a live chat with a CSR or request a telephone callback from a CSR.

   E-mail management. The e-mail management capability of RightNow Web provides businesses a full range of options for handling incoming e-mail inquiries. Our SmartAssistant technology performs natural language processing on the submitted question and searches the knowledgebase for appropriate answers. After this processing, the SmartAssistant automatically suggests answers to questions submitted via the Web either to the customer or to the CSR depending on the business rules established by the company. In the event that the answer is not available in the knowledgebase, the CSR can publish and distribute the question and the answer into the knowledgebase, thereby making the solution easily accessible to future customers. We believe our

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

SmartAssistant technology increases the accuracy of and speed with which CSRs can respond to e-mail inquiries, making CSRs more efficient and enhancing the overall level of customer service a business provides.

   Live interaction. Although we believe that the majority of customer questions may be answered through the self-service capability of RightNow Web, live chat interaction or a telephone call with a CSR may be the best method of addressing some customer questions. We implement the live interaction capability of RightNow Web using a Java applet. Based on established customer service guidelines, our products allow customers who have not found the answers to their questions to initiate live text chat or request a telephone call from a CSR. Our SmartAssistant technology can assist the CSR in handling the customer inquiry in a consistent, fast and efficient manner by allowing the CSR to access the knowledgebase for potential answers.

   Two-way chat (via pop-up browser windows) allows a business's customers and CSRs to converse through typed conversation, enabling interactive problem resolution. Web pages and additional product information or installation instruction and diagrams can be "pushed" to the customer's computer screen during live interaction, providing a visual, multimedia response. In addition, at any time during a live chat session, customers can request a callback for live phone conversation. Each CSR can handle a number of concurrent live chat sessions to maximize the CSR's productivity.

   Workflow routing and issue escalation. RightNow Web incorporates sophisticated workflow routing and issue escalation capabilities. Although self-service may be a preferred choice for many customers, organizations may want to direct a certain portion of their customers to CSRs for personal attention. In these cases, RightNow Web allows business rules to be easily implemented to automatically assign incoming e-mails or Web requests to specific customer service areas. An organization may also establish business rules to provide that incoming questions be assigned, acted on or even automatically responded to based on the question's content, customer status, service contract status and other business rules. Our products also allow businesses to establish escalation rules for monitoring CSR performance. If a customer issue is not addressed in a timely manner, escalation rules can be established to automatically re-assign the issue to another CSR or to notify a supervisor.

   Integration with external systems. RightNow Web incorporates a number of features that facilitate integration with external systems, including data import and export utilities to allow for event-driven transactions between the RightNow Web knowledgebase and a company's internal database. RightNow Web also has the capability to provide linkage with a customer's other systems so that when an e-mail or Web request is made through RightNow Web, a notification automatically can be generated in the customer's call center application. RightNow Web allows direct database programming when extremely tight system integration is required. An Application Programming Interface to RightNow Web provides our alliance partners, customers requiring complex integrations and our professional services group with additional flexibility in building tight integration bridges with external systems. Prepackaged connectors are available for integration with other third-party applications.

   Flexible reporting. RightNow Web incorporates a sophisticated Web-based management report capability, including a report designer function that allows an organization to create the reports its business needs may require. Once a report is created, RightNow Web allows the organization to establish a schedule for delivery via e-mail for daily, weekly or monthly automatic reporting. Reports can be generated at any time using a Web browser to allow for real-time report viewing and analysis.

   Contract management. The contract management component of RightNow Web automates the administration of service contracts of the customer. This feature assists businesses that sell service contracts in managing the contracts based on the term of the contract or the number of service interactions covered by the contract.

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

RightNow Metrics

   In April 2000, we introduced the initial version of RightNow Metrics. RightNow Metrics is a survey and measurement tool that allows businesses to design and disseminate custom surveys to external and internal parties to gather information for business decisions. RightNow Metrics can be used as a stand alone product or can be fully integrated with RightNow Web. When integrated with RightNow Web, surveys are automatically generated after customers have submitted questions to a CSR. Survey responses are automatically tabulated and graphed and can then be used by businesses to measure the performance of their customer service staff or any individual CSR. This product is designed to allow businesses to measure reaction to new products and programs; identify product and service enhancements; evaluate and improve Web sites; evaluate training locations, content and instruction quality; and collect market intelligence on customer demographics, brand identification and company positioning. In August 2000, we introduced version 2.0 of RightNow Metrics, which includes the ability to distribute surveys via email or a Web site link.

Application Service Provider Hosting Services

   Our products are available on a hosted basis or can be implemented and maintained by our customers in their own facilities. Our products have been specifically designed to be installed in a hosted fashion in order to minimize implementation requirements and reduce cost of ownership. As a result, our hosted solutions can be implemented in a matter of days and work together as a comprehensive product suite as soon as they are installed. In addition, upgrades to our products can be made quickly and efficiently without the need for a customer's systems group to be involved.

   We believe providing our solutions on a hosted basis will be an important factor in growing our customer base and making our comprehensive Internet-based customer service solutions available to any business interacting with its customers over the Web. Approximately 50% of our current customers are hosted and an increasing percentage of our new customers since January 1, 2000 have elected to be hosted.

   We have contracted with Exodus Communications, Inc. and Up2 Technologies, a subsidiary of Teleglobe, Inc., leading providers of Internet server hosting and management solutions, to provide hosting services to support our product solutions. We believe both Exodus and Up2 are equipped to provide the security, reliability and performance required for hosting our products through their network of operating centers and high-speed wide area network backbone.

Sales and Marketing

   We sell our products primarily through our direct sales force. Our sales force consists of sales development personnel who make initial calls to potential customers and qualify potential customer leads and direct sales representatives who close sales with customers and assist our customer support group in implementing our products. We are in the process of expanding our direct sales force to also include named account representatives who will focus on penetrating existing customer accounts where our solution is deployed in only a portion of the larger organization.

   To date, virtually all of our sales activity has taken place over the telephone and via the Web, rather than through face-to-face meetings. The average sales cycle for our products is less than 100 days. In cases where our sales force has been provided leads generated through our marketing activities described below, the sales cycle has generally been shorter than the average.

   As of June 30, 2000, we had 67 North American direct sales employees, 16 sales development employees and 10 international sales employees together with a group of 10 sales engineers. We typically recruit people for our sales force with a four-year college degree and at least three years' experience in corporate field sales. We currently have sales offices in Bozeman, Montana, Dallas, Texas and London, England.

   Our marketing department coordinates customer interaction, conducts market and competitive research and develops strategies to evaluate new product direction, enhancements and product specifications. The product

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

marketing function is an integral part of customer beta testing, product packaging, pricing and deployment. Our marketing department consisted of 18 full-time employees as of June 30, 2000.

   As an important part of our strategy to expand our customer base, we intend to continue to expand both our direct and indirect sales channels. We are actively pursuing alliances with system integrators, application service providers, hosting companies, technology providers and outsourced call centers. In addition, we intend to pursue strategic alliances with other technology providers to enhance the marketing and distribution of our products and to offer our customers additional products that complement our products. At June 30, 2000, we had relationships with more than 50 indirect channel distributors. In addition, as we introduce new products and enhance the functionality of our existing products, we intend to market and sell additional products to our existing customer base.

   We use an assortment of marketing programs to create market awareness of our products and to generate sales leads. Our marketing activities include:

  . conducting educational and product seminars;

  . participating in trade shows and industry conferences;

  . developing and placing Internet and traditional advertising;

  . conducting ongoing media and public relations campaigns;

  . developing and maintaining our Web site;

  . developing customer reference programs, such as customer case studies;

  . developing sales tools, including product brochures; and

  . publishing white papers relating to customer relationship management issues.

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

Customers

   As of June 30, 2000, we had 750 customers, including Internet, software and hardware, consumer products, financial and travel-related companies as well as governmental agencies and educational institutions. The following is a representative list of our customers by industry as of June 30, 2000. No customer accounted for more than 3% of our revenue in the year ended December 31, 1999. We do not intend the identification of these customers to imply that these customers are actively endorsing or promoting our products.

Associations

American Chemical
Society
American Simmental
Association
San Diego Regional
 Chamber of Commerce

Communications

Power Net Global
 Communications
Smith Micro Software,
Inc.
Up2 Technologies

Consumer

Freelife International,
Inc.
Nike, Inc.
Rockford Corporation

Education

Azusa Pacific University
Johns Hopkins University
University of South
Florida

Financial Services

Deutsche Bank
Union Bank & Trust Co.
Women's Financial
Network, Inc.

Government

Air Reserve Personnel
Center
Social Security
Administration
Wayne County GIS
 Management Unit

Hardware

CABLEExpress
Technologies
Quantum
Seanix Technology

International

Aeronaut Industries Pty
Ltd.
Dolphin Communication
 Technologies GmbH
Securicomm Italia S.r.l.

Internet

product2store.com, Inc.
ValueClick, Inc.
virgin.com

Manufacturing

Black and Decker
Corporation
Briggs & Stratton
Corporation
Dana Corporation

Media

Echostar Communications
Corporation
Investor Business
Network
Rocket Network, Inc.

Medical & Science

Ambion, Inc.
Aventis Pharmaceuticals
Transcend Services, Inc.

Services

CA4IT Inc.
Digital Paper
Corporation
IT Utility

Software

DataCore Software Corp
Eagle Software
UTM systems corp

Solution Providers

Fullscope, Inc.
Starr Seigle
Communications
Xerox Europe Ltd.

Travel

Air Canada
Frontier Airlines
Lufthansa German
Airlines

   The following case studies illustrate the benefits some companies have realized by using our products either to deliver Internet-based customer solutions to their customers or to deliver information necessary to support their internal customer service personnel.

  Air Canada (www.aircanada.ca)
  Routing Customer E-Mail Inquiries to the Web

   Air Canada is an international airline serving over 800 destinations in more than 130 countries. Prior to installing RightNow Web, Air Canada's volume of e-mail inquiries was growing rapidly. RightNow Web provided Air Canada with a hosted self-help solution to alleviate its growing e-mail load.

   RightNow Web allows Air Canada to offer its customers quick and easy access to the information that has historically been most useful, including questions regarding its frequent flier program. In the months following the installation of RightNow Web, Air Canada's e-mail load continued to grow, but at a reduced rate. During the same period, Air Canada experienced significant traffic to the self-help section of its Web site. With RightNow Web as service option, Air Canada's customers were seeking answers to questions themselves and, Air Canada believes, were less likely to contact Air Canada via e-mail. To accommodate Air Canada's bilingual customer base, RightNow Web was implemented in both French and English.

  Big Planet, Inc. (www.bigplanet.com)
  Big Savings through Deployment of Self-Help Solutions

   Big Planet is a nationwide provider of Internet services, including e-commerce and Web appliances, with over 100 support employees. Big Planet chose RightNow Web to deal with its high volume of telephone and e-mail inquiries, many of which were repetitive in nature and were not being responded to in a timely fashion. Prior to installing RightNow Web, Big Planet's Web site offered little assistance to customer questions. After evaluating other solutions, RightNow Web was purchased for, among other things, its ease of administration and the support included with the product.

   Big Planet estimates that, since implementation of RightNow Web, they have experienced a 10-20% reduction in telephone inquires and currently save approximately $100,000 in monthly telephone support costs. This allows Big Planet to recoup its entire investment in RightNow Web approximately every three weeks.

  Sanyo Corporation (www.sanyo.com)
  Providing Product Support via Self-Help Solutions

   Sanyo is a leading developer and manufacturer of consumer electronics, home appliances and other commercial products. Sanyo's service support organization for North America chose RightNow Web to alleviate pressure on its call center and to enable its customers to find answers to their more frequently asked product and service questions.

   Prior to implementing RightNow Web in November 1999, Sanyo's North American service organization was receiving approximately 1,000 incoming customer service calls per day. These calls typically involved repetitive questions about product features and specifications, requests for operation manuals, repair requests and general product troubleshooting. After deploying our solution and creating a phone message directing "on hold" customers to their support site, Sanyo's incoming customer service calls were reduced by approximately 27% within 40 days of implementation.

  Specialized Bicycle Company (www.specialized.com)
  Creating Sales with Service

   Specialized, a customer since June 1999, is a premier manufacturer of bicycles and bicycle accessories. As consumer awareness and interest in its Web site grew, Specialized needed a fast, cost-effective way to answer customer questions. Specialized chose RightNow Web's self-service capabilities to allow its customers to obtain quick, consistent and accurate answers to their questions about the company's bikes and accessories. By using our hosted service, Specialized was able to deploy RightNow Web in less than 30 days.

   Specialized believes that the information RightNow Web delivers to Web visitors helps it to win sales over its competitors by providing superior customer service. According to Specialized, RightNow Web allowed the company to fully recoup its investment within one month of implementation by reducing costs and increasing sales. In addition, the area of Specialized's Web site where RightNow Web has been implemented is now the most heavily trafficked area of the company's Web site.

  University of South Florida--Information and Technology Department (www.acomp.usf.edu)
  Online Self-Help for Students, Faculty and Staff

   The University of South Florida serves 36,000 students and 5,000 employees in four campus locations. The University's Information and Technology Department provides computer services and manages computer equipment for all students and faculty. The IT Department was experiencing a growing number of repetitive e-mail inquiries and phone calls at its help desk, with topics ranging from simple to complex. After unsuccessfully trying to implement a competing solution, the IT Department purchased and implemented RightNow Web.

   According to the IT Department, RightNow Web provides a cost-effective online self-help solution for its students, faculty and support staff, which has allowed it to reduce its support staff. The IT Department estimates that calls and e-mails were reduced by 20% within a month of deploying RightNow Web in November 1999. The University of South Florida recently purchased two additional licenses of RightNow Web for its Financial Aid and Student Computing Departments.

Customer Service and Support

   We believe we must provide a high level of support services to our customers in order to increase and maintain our customer base. We use RightNow Web and RightNow Metrics as an integral part of managing our customer support staff's performance and measuring our customers' satisfaction level.

   All of our products are designed to be installed easily and administered without requiring any significant amount of professional services or special programming. In order for our customers to have the most up-to-date version of our software, we have made it easy to upgrade the software. Included in our normal installation utility is the intelligence to determine the version of software installed and then automatically perform the actions required to upgrade the installed version to the most recent version.

   Our Customer Services Group consists of an Implementation and Technical Support Group, Application Service Provider Management Group and Professional Services Group. As of June 30, 2000, our Customer Services Group consisted of 43 full-time employees.

   Our Implementation and Technical Support Group assists our customers in implementing our products and promoting customer self-sufficiency. To date, virtually all of our product implementations have been done on a remote basis through the Internet and telephone. The level of our implementation services vary depending on the individual customer's requirements. As we increase our indirect sales channel, these implementation services will increasingly be provided by third parties who are marketing and selling our products. We also provide our customers with 24x7 Web and telephone support, software update support and other product maintenance services.

   Our Application Service Provider Management Group manages our data centers. As of June 30, 2000, approximately 50% of our customers were hosted.

   Our Professional Services Group's technical and product specialists help customers achieve business benefits through a process of Web site prototyping, testing and deployment. Our professional services personnel allow companies to use their staff more efficiently, reduce strain on their own internal resources and efficiently integrate our products into their existing operations. Our professional services personnel also provide consulting services relating to specific tasks, including analysis of a customer's business processes, customization, configuration and integration of our products with a customer's existing systems and designing custom reports.

Research and Development

   We believe that strong product development capabilities are essential to our strategy of enhancing our core technology, developing new products and maintaining the competitiveness of our product offerings. Our research and development expenses totaled approximately $1.4 million, or 37.0% of revenue in the six months ended June 30, 2000, $603,000, or 29.8% of revenue in 1999, $74,000, or 26.5% of revenue in 1998 and $43,000, or 54.0% of revenue in 1997. As of June 30, 2000, 40 of our employees were engaged in research and development activities. In addition, we supplement our internal research and development activities with outside development resources.

Competition

   The market for our products is new and intensely competitive. We expect the intensity of competition to increase in the future. If we are unable to compete effectively, it will be difficult for us to acquire and retain customers. Increased competition could result in pricing pressures, reduced margins or the failure of our products to achieve or maintain market acceptance.

   Our products compete with systems that were developed and maintained internally by businesses. We also compete directly with companies that provide licensed software products for customer service solutions. Our competitors include a number of companies offering one or more products for the electronic customer relationship management software market, some of which compete directly with our products. Our competitors include companies providing similar solutions, including eGain Communications Corporation, Kana Communications, Inc. and Servicesoft Technologies, Inc. In addition, we face competition from other companies providing customer relationship management, e-commerce and communications and knowledgebase management solutions.

   Many of our current and potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical, marketing, management, service, support and other resources than we have. Therefore, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements. In addition, many of our competitors have well-established relationships with our current or potential customers and potential alliance partners and have an extensive knowledge of our industry.

   A significant number of companies are entering the electronic customer relationship management software market. We expect that new competitors will continue to enter the market with competing products as the size and visibility of the market opportunity increase. We also expect that competition will increase as a result of software industry consolidations and formations of alliances among industry participants. For example, in April 2000, Kana acquired Silknet Software, Inc. Competitors with large market capitalizations or cash reserves would be better positioned than we are to acquire complementary businesses, new technologies or products.

   We may not be able to compete successfully against current and future competitors, and competitive pressures may seriously harm our business.

Intellectual Property

   Our success depends on our ability to maintain the proprietary aspects of our technology and operate without infringing the property rights of others. We rely on a combination of patent, copyright, trade secret and trademark laws to protect our intellectual property.

   We currently have pending four U.S. patent applications covering the following aspects of our knowledgebase technology:

  . processes relating to an information search and retrieval system via a network, such as the Internet, in which the relative usefulness ranking and the order of display of the retrieved information in the knowledgebase is adjusted based on actions taken by a user and the amount of time elapsed since the particular information was last accessed;

  . processes allowing the knowledgebase to suggest related information to a customer based on the keyword search and navigation patterns of a customer; and

  . processes allowing the knowledgebase to produce a relational map of help information items based on the strengths of the relationship between information in the knowledgebase, which are determined based on historical usage behaviors of customers accessing the knowledgebase.

   We also enter into confidentiality or license agreements with our employees, consultants and alliance partners, and generally control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology or to develop products with the same functionality as our products. Policing unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect proprietary rights as fully as do the laws of the United States.

   In addition, we have one U.S. trademark registration and two pending U.S. trademark applications. Our trademark applications may not be allowed and even if allowed, may not provide us a competitive advantage. Competitors may successfully challenge the validity and scope of our patents and trademarks. Although we rely on patent, copyright, trade secret and trademark law to protect our technology, we believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements and reliable product maintenance are more essential to establishing and maintaining a technology leadership position. We can give no assurance that others will not develop technologies that are similar or superior to our technology.

   If any of our products violate third-party proprietary rights, we may be required to reengineer our products or seek to obtain licenses from third parties to continue offering our products without substantial reengineering. Any efforts to reengineer our products or obtain licenses from third parties may not be successful and, in any case, would substantially increase our costs and have a material adverse effect on our business, operating results and financial condition. We generally do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

Employees

   As of June 30, 2000, we had 258 full-time employees, of which 182 were at our headquarters in Bozeman, Montana, 67 were at our Dallas, Texas sales office and nine were at our London, England sales office. Of the total employees, 153 were in sales and marketing, 40 were in research and development, 43 were in customer service and 22 were in finance and administration.

   None of our employees is represented by a labor union. We believe that our relations with our employees are good.

Facilities

   Our corporate headquarters are located in Bozeman, Montana, where we lease approximately 20,000 square feet with terms that expire in March 2005, and approximately 10,000 square feet under multiple leases with terms that expire within one year. In July 2000 we entered into a 10-year lease for approximately 30,000 additional square feet of space in Bozeman, Montana, that will be available in approximately one year. We also lease approximately 13,500 square feet in Dallas, Texas with a term that expires in August 2005, and approximately 2,000 square feet in London, England with a term that expires in January 2001. We believe that these existing and planned facilities are adequate to meet our current, foreseeable requirements or that suitable additional or substitute space will be available on commercially reasonable terms.

Legal Proceedings

   We currently are not subject to any material legal proceedings; however, we may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

   Our executive officers, directors and other key employees and their ages as of July 31, 2000, are as follows:

Name                     Age                     Position
----                     ---                     --------
Greg R. Gianforte.......  39 Chairman and Chief Executive Officer

Jeffrey W. Honeycomb....  45 President and Chief Operating Officer

Susan J. Carstensen.....  38 Chief Financial Officer, Treasurer and Secretary

Charles J. Dourlet......  37 Vice President of Marketing

Michael A. Myer.........  33 Vice President of Development

Alan Rassaby............  44 Vice President of Legal and Risk Management

Roger L. Evans(1).......  55 Director

William J. Lansing(1)...  42 Director

Robert J. Ryan(2).......  52 Director

Margaret L.
 Taylor(1)(2)...........  49 Director

Steve Daines............  37 Vice President of Customer Support

Didier Guibal...........  37 Vice President, International

Cynthia A. Taylor.......  52 Vice President of Alliances

--------
(1) Member of audit committee.
(2) Member of compensation committee.

   Greg R. Gianforte is our founder, Chairman and Chief Executive Officer. Prior to founding RightNow in September 1995, he was the Vice President of North American Sales of Network Associates, Inc. (formerly McAfee Associates, Inc.), a provider of network security and tools to small and medium-sized businesses, during 1994. Before joining McAfee Associates, Mr. Gianforte founded Brightwork Development, a developer of network management applications, in 1986, and served as President of Brightwork until 1994. Mr. Gianforte holds a B.E. degree in electrical engineering and an M.S. degree in computer science from Stevens Institute of Technology.

   Jeffrey W. Honeycomb has been our President and Chief Operating Officer since August 1999. He served as a director from October 1999 to April 2000. From 1994 to 1999, Mr. Honeycomb served as Vice President of Business Direct Sales at Network Associates, Inc., a provider of network security and management tools to small and medium-sized companies. Mr. Honeycomb also served as Vice President Europe and Vice President of Eastern Sales for Network Associates. Prior to joining Network Associates, Mr. Honeycomb served in sales and management positions with Brightwork Development, Central Point Software and Lanier Business Products. Mr. Honeycomb holds a B.S. degree in business administration from the University of Maine.

   Susan J. Carstensen has been our Chief Financial Officer, Treasurer and Secretary since October 1999. She served as a director from October 1999 to April 2000. From 1995 to October 1999, Ms. Carstensen held various positions in finance and audit at Powerhouse Technologies, Inc., a diversified gaming technology company. She served as Chief Financial Officer of Powerhouse from 1997 until June 1999. Prior to joining Powerhouse in 1995, Ms. Carstensen spent three years in financial management for Martin Marietta Astronautics Group and six years at Ernst & Young LLP. Ms. Carstensen holds B.S and B.A degrees in business and political science from Montana State University.

   Charles J. Dourlet has been our Vice President of Marketing since July 2000. Prior to joining RightNow, Mr. Dourlet served for six years as Vice President of Marketing for the Portable PC Division of Compaq Computer Corporation. He previously worked for AT&T-NCR, GTE Communications Systems and Raytheon Company. Mr. Dourlet has a B.S. degree in electrical engineering from the University of Illinois, an M.S. degree in electrical engineering from Northeastern University and an M.B.A. in marketing from Indiana University.

   Michael A. Myer has been our Vice President of Development since March 2000 and prior to that served as our Director of Development from August 1998. From 1987 through August 1998, Mr. Myer held various positions in computer research and product development with Lucent Technologies (previously a subsidiary of AT&T Corp.). Mr. Myer holds M.S. and B.S. degrees in computer science from Rutgers University and an A.S. degree in computer science from Penn State University.

   Alan Rassaby has been our Vice President of Legal and Risk Management since June 2000. From December 1998 to February 2000, Mr. Rassaby was the Senior Vice-President, Legal and Risk Management for Powerhouse Technologies, Inc., a diversified gaming technology company, and Senior Vice-President & General Counsel of Anchor Gaming after Anchor's acquisition of Powerhouse. Prior to joining Powerhouse, Mr. Rassaby was an Australian-based partner in the law firm of Phillips Fox Lawyers from 1994 to 1998. Mr. Rassaby has Arts and Law degrees from the University of New South Wales in Australia, and a Master of Laws from the London School of Economics and Political Science of London University.

   Roger L. Evans has served on our board of directors since December 1999. Mr. Evans has been associated with Greylock Management Corporation, a Boston-based venture capital firm, since 1989, serving as a general partner of Greylock since January 1991. From 1985 to 1988, he served as President and Chief Executive Officer of Micom Systems, Inc., a data communications equipment manufacturer, which he co-founded in 1979. Mr. Evans also serves as a director of Copper Mountain Networks, Phone.com Inc. and several privately held companies. Mr. Evans holds an M.A. degree in economics from Cambridge University, England.

   William J. Lansing has served on our board of directors since April 2000. Mr. Lansing is the Chief Executive Officer of NBC Internet, Inc. From May 1998 to March 2000, Mr. Lansing served in various positions for Fingerhut Companies Inc., a direct marketing company, including Chairman, President and Chief Executive Officer. From November 1996 to May 1998, Mr. Lansing served as Vice President of Corporate Development for General Electric Corp. From January 1996 to October 1996, he served as Chief Operating Officer of Prodigy, Inc., an online service company. From 1986 through 1995, Mr. Lansing was a principal at McKinsey & Co., a management consulting company. Mr. Lansing also serves as a director of Digital River, Inc., an electronic commerce solutions provider, Select Comfort Corp., a specialty retailer and direct marketer of air beds, Net Perceptions, Inc., a developer of Internet marketing solutions, FreeShop.com, Inc., a provider of online direct marketing services, and BigStar Entertainment, Inc., an online film and entertainment superstore. Mr. Lansing holds a B.A. degree in English from Wesleyan University and a J.D. degree from Georgetown University.

   Robert J. Ryan has served on our board of directors since May 1999. Since 1995, Mr. Ryan has served as Chairman of Entrepreneur America Mentors, LLC, a business consulting company. Prior to founding Entrepreneur America in 1995, Mr. Ryan founded and served as Chief Executive Officer and Chairman of Ascend Communications, Inc., a networking company, from 1989 to 1995. Mr. Ryan also serves as a director of Looksmart Ltd. and several privately held companies. Mr. Ryan holds a B.S. degree in mathematics and physics from Cornell University and an M.A. in mathematics from the University of Wisconsin.

   Margaret L. Taylor has served on our board of directors since April 2000. Since 1999, she has served as the Chief Executive Officer of Venture Builders, LLC, a consulting company for start-up businesses. From 1989 to 1999, Ms. Taylor was the Senior Vice President of PeopleSoft, Inc., a provider of enterprise application software. Prior to joining PeopleSoft, she served in various management positions for The Hibernia Bank of San Francisco, California and the Bank of California. Ms. Taylor also serves as a director of Fair, Isaac and Co., Inc. and OnDisplay, Inc. She has a B.A. degree in communications and psychology from Lone Mountain College.

   Steve Daines has been our Vice President of Customer Service since June 2000. Mr. Daines served as Vice President of a family construction/development business in Bozeman, Montana from July 1997 until June 2000. Prior to that, Mr. Daines spent 13 years at Procter & Gamble, where he managed supply and manufacturing operations in the United States for seven years, followed by six years in Asia leading the company's expansion in mainland China. Mr. Daines holds a B.S. degree in chemical engineering from Montana State University.

   Didier Guibal has been our Vice President, International since May 2000. From 1996 to May 2000, Mr. Guibal held various positions in sales and marketing at Network Associates, Inc., a provider of network security and management tools to small and medium-sized companies, including most recently the Vice President of Sales and Alliances for North America, McAfee division, and Vice President of Sales for Europe, Middle East, Africa and Latin America. Prior to joining to Network Associates, Mr. Guibal was the Marketing Manager for SunSoft Southern Europe, the software division of Sun Microsystems, a provider of products, services and support solutions for building and maintaining network computing environments. Mr. Guibal has a Master of Business Administration degree from the Montpellier Business School in France.

   Cynthia A. Taylor has been our Vice President of Alliances since March 2000. In January 1998, Ms. Taylor founded and served as President of The Improved Performance Group, a consulting company, until joining us in March 2000. Prior to founding Improved Performance, she was the Senior Director of the New Media Division for Oracle Corporation from June 1995 through December 1997, Vice President of Sales for Avistar Systems Corporation from August 1994 through May 1995, and Vice President for Sales and Marketing of Servio Corporation (now known as Gemstone Corporation) from 1990 through 1994. She holds B.S. and M.S. degrees in mathematics from Georgia Southern University.

   In connection with its investment in us in December 1999, Greylock Management Corporation was given the right to elect one person to be a member of our board of directors. Mr. Evans was appointed to our board of directors by Greylock Management Corporation in December 1999. At the closing of this offering, Greylock's right to appoint a member of our board of directors will cease.

Board Composition

   Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, prior to the consummation of the offering, one of the nominees to the board will be elected to a one-year term, two will be elected to two-year terms, and two will be elected to three-year terms. Thereafter, directors will be elected for three-year terms. Mr. Gianforte has been designated a Class I director whose term expires at the 2001 annual meeting of stockholders. Mr. Evans and Mr. Lansing have been designated Class II directors whose terms expire at the 2002 annual meeting of stockholders. Mr. Ryan and Ms. Margaret Taylor have been designated Class III directors whose terms expire at the 2003 annual meeting of stockholders. For more information on the classified board, see "Description of Capital Stock--Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law."

Board Committees

   Our board of directors has established an audit committee and a compensation committee. The audit committee consists of Messrs. Evans and Lansing and Ms. Margaret Taylor. The audit committee makes recommendations to the board of directors regarding the selection of independent auditors, reviews the results and scope of audit and other services provided by our independent auditors and reviews and evaluates our audit and control functions.

   The compensation committee consists of Mr. Ryan and Ms. Margaret Taylor. The compensation committee administers our stock plans and makes recommendations to the board of directors regarding executive compensation matters.

Compensation Committee Interlocks and Insider Participation

   The members of our compensation committee currently are Mr. Ryan and Ms. Margaret Taylor, neither of whom has at any time been an officer or employee of RightNow.

Director Compensation

   We currently do not provide our directors with cash compensation for their services as members of the board of directors or any committee of the board, but we may reimburse directors for some expenses in connection with their attendance at board and committee meetings. Under our 2000 stock plan, outside directors will be granted an option to purchase 12,000 shares of our common stock upon appointment to our board of directors, vesting quarterly over two years. At each annual stockholders' meeting, non-employee directors will receive automatic option grants for 3,000 shares of common stock, which options will be vested immediately. In April 2000, in connection with the adoption of a compensation plan for non-employee directors, the board granted options to purchase 12,000 shares of our common stock to each of Messrs. Evans, Lansing and Ryan and Ms. Margaret Taylor under our 1998 stock option plan. The options, which vest quarterly over two years, have an exercise price of $11.67 per share. During 1999, the board of directors also granted options to purchase 360,000 shares to Mr. Ryan in connection with his initial appointment to the board, at an exercise price of $.17 per share, under our 1998 stock plan. After this offering, future grants will be made under our 2000 stock plan. See "-- Benefit Plans."

Executive Compensation

   The following table provides information regarding compensation paid or earned for services rendered to us in all capacities during the year ended December 31, 1999 by our Chief Executive Officer and each of our other two most highly compensated executive officers who earned more than $100,000 in 1999. These individuals are referred to in this prospectus as the "named executive officers."

                           Summary Compensation Table

                                                                   Long-Term
                                      Annual Compensation         Compensation
                                 -------------------------------- ------------
                                                                   Number of
                                                                     Shares
                                                     Other Annual  Underlying
Name and Principal Position       Salary      Bonus  Compensation   Options
---------------------------      --------    ------- ------------ ------------
Greg R. Gianforte
 Chief Executive Officer and
 Chairman....................... $116,200(3)      --        --            --

Jeffrey W. Honeycomb(1)
 President and Chief Operating
 Officer........................   36,711(3) $24,471    $7,000(4)  1,320,000

Susan J. Carstensen(2)
 Chief Financial Officer,
 Treasurer and Secretary........   21,627         --        --       180,000

--------
(1) Mr. Honeycomb became our President and Chief Operating Officer in August 1999. Mr. Honeycomb's salary in 1999 on an annualized basis was $100,000.

(2) Ms. Carstensen became our Chief Financial Officer in October 1999. Ms. Carstensen's salary in 1999 on an annualized basis was $100,000.

(3) Includes matching contributions by us under our 401(k) plan as follows: Mr. Gianforte, $1,200; and Mr. Honeycomb, $1,484. Employees vest in the employer matching contribution in four equal installments over a four-year period.

(4) Reflects expenses paid by us for Mr. Honeycomb's relocation to Bozeman, Montana.

   In the year ended December 31, 1999, we granted options to purchase up to an aggregate of 3,227,820 shares to employees, directors and consultants. No stock appreciation rights were granted during this period. All options were granted under our 1998 stock plan at exercise prices at or above the fair market value of our common stock on the date of grant, as determined in good faith by the board of directors. All options granted under the plan have a term of 10 years. However, in the event of the optionee's death, disability or termination of employment with us, the option will terminate 90 days after the optionee's death, disability or termination. Optionees may pay the exercise price by cash, check, cancellation of any outstanding indebtedness of the optionee to us or delivery of already owned shares of our common stock. All options granted to executive officers vest over four years in equal installments every six months from the date of grant, except that Mr. Honeycomb's options vested 25% upon his relocation to Bozeman, Montana, and his remaining options vest over four years in equal installments every six months from the date of grant.

   The following table provides information concerning the stock option grants we made in 1999 to each of the named executive officers, including the potential realizable value over the 10-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

                             Option Grants in 1999

                                        Individual Grants
                         -----------------------------------------------
                                                                             Potential
                                                                         Realizable Value
                                                                         at Assumed Annual
                                                                          Rates of Stock
                         Number of                                             Price
                         Securities % of Total                           Appreciation for
                         Underlying  Options                                Option Term
                          Options    Granted   Exercise Price Expiration -----------------
Name                      Granted    in 1999     Per Share       Date       5%      10%
----                     ---------- ---------- -------------- ---------- -------- --------
Greg R. Gianforte.......        --       --           --             --        --       --
Jeffrey W. Honeycomb.... 1,320,000     40.9%       $ .25        8/25/09  $207,535 $525,935
Susan J. Carstensen.....   180,000      5.6         0.50       10/14/09    56,601  143,437

   The following table provides information concerning shares of common stock represented by the number and value of unexercised stock options held by the named executive officers as of December 31, 1999. No options were exercised by the named executive officers during the year ended December 31, 1999. There was no public trading market for the common stock as of December 31, 1999. The value of unexercised in-the-money options has been calculated by determining the difference between the exercise price per share payable upon exercise of the options and the fair value price, $4.85, at December 31, 1999.

                     Aggregated 1999 Year-End Option Values

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                                    Options at          In-the-Money Options at
                                 December 31, 1999         December 31, 1999
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Greg R. Gianforte...........        --           --            --           --
Jeffrey W. Honeycomb........   330,000      990,000    $1,518,000   $4,554,000
Susan J. Carstensen.........        --      180,000            --      783,000

Employment and Change-in-Control Arrangements

   In August 1999 we entered into an employment agreement with Jeffrey W. Honeycomb, our President and Chief Operating Officer. Under Mr. Honeycomb's agreement, he will serve as President and Chief Operating Officer for a one-year term, which will automatically be extended for two successive one-year periods if not terminated earlier by us or Mr. Honeycomb. The agreement provides for an annual base salary of $100,000, and Mr. Honeycomb also is eligible for a quarterly incentive bonus of up to $25,000 per quarter based on quarterly goals related to revenue and profit. Additionally, we granted Mr. Honeycomb an option to purchase 1,320,000 shares of common stock, 25% of which vested upon Mr. Honeycomb's establishment of a residence in Montana in September 1999. The remaining shares vest in equal installments every six months from the date of grant for a period of four years. If Mr. Honeycomb is terminated by us without cause (as defined in the agreement), he will receive 12 months' salary, and his option shares will continue to vest during that time as if he were still employed by us, but all unexercised options will terminate on the third anniversary of his termination without cause. Upon the occurrence of a change-in-control transaction, the vesting of all of Mr. Honeycomb's options will be automatically accelerated so that they become completely vested.

   Ms. Carstensen's offer letter provides that if she is terminated after the occurrence of a change in control, she will be entitled to receive six months' salary as severance.

   Messrs. Dourlet's and Rassaby's offer letters each provide that if they are terminated other than for cause, they will be entitled to receive six months' salary as severance and an additional 12.5% of any then unvested options will be accelerated and be fully vested as of their date of termination.

   The option agreements with our executive officers, other than Mr. Honeycomb, and key employees provide that if the officer's or key employee's employment is terminated involuntarily other than for cause within 12 months following a change-in-control transaction, then, subject to limitations, the vesting of any stock option held by the officer or key employee will be automatically accelerated so that the option becomes completely vested.

Benefit Plans

 1998 Long-Term Incentive and Stock Option Plan

   Our 1998 Long-Term Incentive and Stock Option Plan, or "1998 Option Plan," was adopted by the board of directors and received stockholder approval in February 1998. A total of 10,000,000 shares of common stock have been reserved for issuance under the 1998 Option Plan. Under the 1998 Option Plan, we were authorized to grant to officers and other employees options to purchase shares of common stock intended to qualify as incentive stock options, as defined under Section 422 of the Internal Revenue Code of 1986, and options that do not qualify as incentive stock options under the Internal Revenue Code. Incentive stock options granted under the 1998 Option Plan are exercisable within 10 years and non-incentive stock options are exercisable within 15 years of the original grant date and generally become exercisable pro rata every six months over a period of four years from the date of grant. Options granted under the 1998 Option Plan are not transferable by the recipient except by will or by the laws of descent and distribution. As of August 31, 2000, options to purchase 6,501,780 shares of our common stock had been granted under the 1998 Option Plan. Of that amount, options to purchase 4,376,813 shares of our common stock remain outstanding as of August 31, 2000, and are exercisable at prices ranging from $0.04 per share to $11.67 per share.

 2000 Stock Incentive Plan

   Our 2000 Stock Incentive Plan was approved by our board of directors in May 2000 and by our stockholders in July 2000. The 2000 Stock Incentive Plan provides for the granting of:

  . stock options, including incentive stock options and non-qualified stock options;

  . stock appreciation rights, or "SARs";

  . restricted stock and restricted stock units;

  . performance awards; and

  . other stock-based awards.

   We have reserved 2,100,000 shares of common stock for issuance under the 2000 Stock Incentive Plan. In addition, the number of shares reserved under the 2000 Stock Incentive Plan will automatically be increased each year, beginning on January 1, 2001, in an amount equal to the lesser of (a) 300,000 shares or
(b) three percent of the shares outstanding on the last day of the preceding fiscal year. The 2000 Stock Incentive Plan will be administered by our compensation committee. The compensation committee will have the authority:

  . to establish rules for the administration of the 2000 Incentive Plan;

  . to select the persons to whom awards are granted;

  . to determine the types of awards to be granted and the number of shares of common stock covered by awards; and

  . to set the terms and conditions of awards.

The compensation committee also may determine whether the payment of any amounts received under any award shall be deferred. Awards may provide that upon grant or exercise, the holder will receive shares of common stock, cash or any combination, as the compensation committee will determine.

   In order to meet the requirements of Section 162(m) of the Internal Revenue Code, the 2000 Stock Incentive Plan limits the number of options that may be granted to any single person in any one calendar year.

   The exercise price per share under any incentive stock option or the grant price of any SAR cannot be less than 100% of the fair market value of our common stock on the date of grant of that incentive stock option or SAR. In the event that a proposed optionee owns more than 10% of our common stock, any incentive stock option granted to that optionee must have an exercise price not less than 110% of the fair market value of our common stock on the grant date and may not have a term longer than five years. Options may be exercised by payment in full of the exercise price, either in cash or, at the discretion of the compensation committee, in whole or in part by the tendering of shares of common stock or other consideration having a fair market value on the date the option is exercised equal to the exercise price. Determinations of fair market value under the 2000 Stock Incentive Plan are made in accordance with methods and procedures established by the compensation committee.

   The holder of an SAR is entitled to receive the excess of the fair market value on the date of exercise of a specified number of shares over the grant price of the SAR.

   The holder of restricted stock may have all of the rights of a stockholder of our company, including the right to vote the shares subject to the restricted stock award and to receive any dividends, or these rights may be restricted. Restricted stock may not be transferred by the holder until the restrictions established by the compensation committee lapse. Holders of restricted stock units have the right, subject to any restrictions imposed by the compensation committee, to receive shares of common stock, or a cash payment equal to the fair market value of such shares, at some future date. Upon termination of the holder's employment during the restriction period, restricted stock and restricted stock units will be forfeited, unless the compensation committee determines otherwise.

   If any shares of common stock subject to any award or to which an award relates are not purchased or are forfeited, or if any award terminates without the delivery of shares or other consideration, the shares previously used for these awards will become available for future awards under the 2000 Stock Incentive Plan. Except as otherwise provided under the procedures adopted by the compensation committee to avoid double-counting with respect to awards granted in tandem with or in substitution for other awards, all shares relating to awards granted are counted against the aggregate number of shares available for granting awards under the 2000 Stock Incentive Plan.

   Our board of directors may amend, alter or discontinue the 2000 Stock Incentive Plan at any time, except that stockholder approval must be obtained for any change that, absent stockholder approval:

  . would cause Rule 16b-3 of the Exchange Act or Section 162(m) of the Internal Revenue Code to become unavailable with respect to the 2000 Stock Incentive Plan;

  . would violate any rules or regulations of the National Association of Securities Dealers, Inc., The Nasdaq National Market or any securities exchange applicable to us; or

  . would cause us to be unable under the Internal Revenue Code to grant incentive stock options under the 2000 Stock Incentive Plan.

   Under the 2000 Stock Incentive Plan, the compensation committee may permit participants receiving or exercising awards to surrender shares of common stock to us to satisfy federal and state withholding tax obligations. In addition, the compensation committee may grant a bonus to a participant in order to provide funds to pay all or a portion of federal and state taxes due as a result of the receipt, exercise or lapse of restrictions relating to an award.

 Employee Stock Purchase Plan

   Our board of directors adopted our 2000 Employee Stock Purchase Plan, or the "Stock Purchase Plan," in May 2000, and our stockholders approved the Stock Purchase Plan in July 2000. The Stock Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986. The Stock Purchase Plan covers an aggregate of 600,000 shares of common stock. In order to participate in the Stock Purchase Plan, employees must meet certain eligibility requirements. Participating employees will be able to direct the company to make payroll deductions of up to 15% of their compensation during a purchase period for the purchase of shares of common stock. The maximum amount that an employee may deduct during any one year is $25,000. Each purchase period, with the exception of the initial offering period, will be six months. The Stock Purchase Plan will provide participating employees with the right, subject to some limitations, to purchase our common stock at a price equal to 85% of the lesser of the fair market value of our common stock on the first day or the last day of the applicable purchase period, except that the price on the first day of the initial purchase period will be the initial public offering price of the shares of the common stock offered by this prospectus. The Stock Purchase Plan will terminate on a date that our board of directors may determine, or automatically as of the date on which all of the shares of common stock reserved for purchase under the Stock Purchase Plan have been sold.

 401(k) Plan

   We have established a tax-qualified employee savings and retirement plan, or "401(k) Plan," for all of our employees who satisfy eligibility requirements, including requirements relating to age and length of service. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lower of 12% or the statutorily prescribed limit and have the amount of the reduction contributed to the 401(k) Plan. The 401(k) Plan permits us to make additional discretionary matching contributions, and we currently match 100% of employees' contributions up to a maximum of 3% of their annual compensation. The employer contribution vests annually over a four-year period in four equal installments. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by us to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that our contributions, if any, will be deductible by us when made.

Limited Liability and Indemnification Matters

   We have entered into indemnification agreements with each of our directors and executive officers. The form of agreement provides that we will indemnify against any and all expenses of the director or executive officer who incurred the expenses because of his or her status as a director or executive officer of RightNow, to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws.

   Our certificate of incorporation and bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. The certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . for any transaction from which the director derives any improper personal benefit.

   Our certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of the certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law. The foregoing provisions of the certificate of incorporation are not intended to limit the liability of directors or officers for any violation of applicable federal securities laws. In addition, as permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

  . we are required to indemnify our directors and executive officers to the fullest extent permitted by Delaware law;

  . we may, in our discretion, indemnify other officers, employees and agents as provided by Delaware law;

  . to the fullest extent permitted by Delaware law, but subject to various exceptions, we are required to advance all expenses incurred by our directors and executive officers in connection with a legal proceeding;

  . the rights conferred in the bylaws are not exclusive;

  . we are authorized to enter into indemnification agreements with our directors, officers, employees and agents; and

  . we may not retroactively amend the bylaw provisions relating to indemnity.

                           RELATED PARTY TRANSACTIONS

Share Issuances

   In December 1999, we received proceeds of approximately $16.1 million from the sale of 3,332,912 shares of our preferred stock in a private placement to several investors, including Greg R. Gianforte and Susan J. Carstensen, our Chief Executive Officer and Chief Financial Officer, respectively, Robert J. Ryan, a director, Summit Accelerator Fund, L.P., Greylock IX Limited Partnership, the general partner of which is Greylock IX GP Limited Partnership, and Greylock X Limited Partnership and Greylock X-A Limited Partnership, the general partner of each of which is Greylock X GP Limited Partnership. Roger L. Evans, a member of our board of directors, is a general partner of Greylock IX GP Limited Partnership and Greylock X GP Limited Partnership. In connection with this sale of stock, Greylock was given the right to designate one person to serve on our board of directors, and Mr. Evans was elected to the board in December 1999 as Greylock's designee. At the closing of this offering, Greylock's right to designate a member of our board of directors will cease. The shares of preferred stock will be converted into an equal number of shares of our common stock upon the closing of this offering.

   We have granted options to two of our named executive officers (Mr. Honeycomb and Ms. Carstensen) and to our directors, other than Mr. Gianforte. See "Management--Option Grants in Last Fiscal Year" and "Principal Stockholders."

Subchapter S Corporation Distribution

   Prior to the issuance of shares of our Series A preferred stock in December 1999, we were a corporation subject to taxation under Subchapter S of the Internal Revenue Code of 1986. As a result, our net earnings were taxed, for federal and state income tax purposes, as income of our stockholders. In December 1999, we terminated our S corporation status. At that time, we authorized the payment of a distribution to our S corporation stockholders in an amount approximating their individual income tax liability resulting from taxable earnings up to the date of termination. As a part of this distribution, Mr. Gianforte received a distribution of $351,292, representing his pro rata ownership of our outstanding common stock at the time our S corporation status was terminated.

Transactions with our Chief Executive Officer

 Office Leases with Genesis

   We have entered into three leases with Genesis Partners, LLC, under which we lease 9,184 square feet of office space for our principal executive offices at 77 Discovery Drive, Bozeman, Montana, 9,184 square feet of office space at 45 Discovery Drive, Bozeman, Montana, and we will lease another 29,724 square feet of office space at 40 Enterprise Boulevard, Bozeman, Montana, when this building is completed in 2001. Mr. Gianforte and Mr. Daines, our Vice President of Customer Service, have 50% and 25% membership interests in Genesis Partners, LLC, respectively. The Discovery Drive leases have 60-month terms starting April 1, 2000 and May 1, 2000, with options to extend for three additional 60-month periods upon the same terms and conditions except for renegotiated rent. The Enterprise Boulevard lease has a 120-month term starting on the day a temporary occupancy permit is obtained from the City of Bozeman, which currently is estimated to be on or about April 1, 2001, with an option to extend for one additional 120-month period upon the same terms and conditions except for renegotiated rent. Under each lease, our rent for the first year of the lease term is $13.50 per square foot, or $10,332 per month for the Discovery Drive leases and $33,477.83 per month for the Enterprise Boulevard lease, including insurance, taxes and common area maintenance, but excluding utilities. We believe that the terms of these leases are no less favorable to us than they would have been if obtained from unaffiliated third parties.

 Loans to RightNow

   In 1998, Mr. Gianforte and an affiliated entity made loans totaling $100,000 to us to provide working capital. We repaid the full amount of these loans in 1999.

 Pledge of Collateral to Secure Line of Credit to RightNow

   In October 1999, we established a line of credit with Big Sky Western Bank under which we may borrow up to $500,000 pursuant to a promissory note due July 29, 2000. Mr. Gianforte and his spouse pledged securities to secure the line of credit in accordance with the terms of a pledge agreement between Big Sky Western Bank and Mr. Gianforte and his spouse. This pledge was terminated in December 1999.

                             PRINCIPAL STOCKHOLDERS

   The following table provides information concerning beneficial ownership of our common stock as of August 31, 2000, by:

  . each stockholder that we know owns more than 5% of our outstanding common stock;

  . each of our named executive officers;

  . each of our directors; and

  . all of our directors and executive officers as a group.

   The following table lists the applicable percentage of beneficial ownership based on 15,866,228 shares of common stock outstanding as of August 31, 2000, as adjusted to reflect the conversion of the outstanding shares of preferred stock upon completion of this offering. The table also lists the applicable percentage beneficial ownership based on 19,866,228 shares of common stock outstanding upon completion of this offering, assuming no exercise of the underwriters' over-allotment option.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of August 31, 2000, are deemed outstanding for purposes of computing the percentage beneficially owned by the person holding the options but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them.

   Unless otherwise indicated, the principal address of each of the stockholders below is c/o RightNow Technologies, Inc., 77 Discovery Drive, Bozeman, Montana 59718.

                                                        Percentage of Common
                                          Number of          Stock Owned
                                            Shares    -------------------------
                                         Beneficially    Before       After
Name and Address of Beneficial Owner       Owned(1)   the Offering the Offering
------------------------------------     ------------ ------------ ------------
Greg R. Gianforte(2)...................   12,020,620      75.8%        60.5%
Roger L. Evans(3)......................    2,858,790      18.0         14.4
 c/o Greylock Management Corporation
 One Federal Street
 Boston, MA 02110
Greylock IX Limited Partnership........    1,427,895       9.0          7.2
 c/o Greylock Management Corporation
 One Federal Street
 Boston, MA 02110
Greylock X Limited Partnership.........    1,325,972       8.4          6.7
 c/o Greylock Management Corporation
 One Federal Street
 Boston, MA 02110
Jeffrey W. Honeycomb...................      577,500       3.5          2.8
Robert J. Ryan.........................      227,026       1.4          1.1
 Roaring Lion Ranch, LLC
 77 Storm King Road
 Hamilton, MT 59840
Susan J. Carstensen....................       65,429         *            *
William J. Lansing.....................        3,000         *            *
 NBC Internet
 300 Montgomery Street
 San Francisco, CA 94104
Margaret L. Taylor.....................        3,000         *            *
 P.O. Box 7546
 Incline Village, NV 89452
All directors and executive officers as
 a group (9 persons)(4)................   16,158,365      96.0         77.6

--------
 *  Less than 1% of the outstanding shares of common stock.

(1) Includes the following shares underlying options exercisable as of or within 60 days of August 31, 2000: Mr. Evans, 3,000 shares; Mr. Ryan, 93,000 shares; Mr. Honeycomb, 577,500 shares; Ms. Carstensen, 45,000 shares; Mr. Lansing, 3,000 shares; and Ms. Margaret Taylor, 3,000 shares.

(2) Excludes 24,000 shares held by Mr. Gianforte's spouse, as to which he has no voting or investment power and disclaims beneficial ownership.
(3) Consists of 1,427,895 shares held by Greylock IX Limited Partnership, 1,325,972 shares held by Greylock X Limited Partnership and 101,923 shares held by Greylock X-A Limited Partnership. Mr. Evans is a director of RightNow and a general partner of Greylock IX GP Limited Partnership, which is the general partner of Greylock IX Limited Partnership, and Mr. Evans also is the general partner of Greylock X GP Limited Partnership, which is the general partner of Greylock X Limited Partnership and Greylock X-A Limited Partnership. Mr. Evans disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Evans shares voting and dispositive powers over the shares held by Greylock IX Limited Partnership with the following natural persons: Aneel Bhusri, Howard E. Cox, Jr., Charles M. Hazard, Jr., William W. Helman, William S. Kaiser and David N. Strohm. Mr. Evans shares voting and dispositive powers over the shares held by Greylock X and X-A Limited Partnerships with the following natural persons: David B. Aronoff, Aneel Bhusri, Charles Chi, Howard E. Cox, Jr., Charles M. Hazard, Jr., William W. Helman, William S. Kaiser, Henry F. McCance, David N. Strohm and David Sze.

(4) Includes 964,500 shares underlying options exercisable as of or within 60 days of August 31, 2000.

                          DESCRIPTION OF CAPITAL STOCK

   Following the closing of this offering, our authorized capital stock will consist of 150,000,000 shares of common stock, par value $.001 per share, and 15,000,000 shares of preferred stock, par value $.001 per share.

Common Stock

   As of August 31, 2000, there were 12,533,316 shares of common stock outstanding, held by approximately 52 stockholders of record.

   Holders of our common stock do not have cumulative voting rights and are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Holders of our common stock are entitled to receive ratably dividends declared by the board of directors out of funds legally available therefor, subject to the prior rights of any preferred stock then outstanding. See "Dividend Policy."

   Upon a liquidation, dissolution or winding up of RightNow, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all debts and other liabilities of RightNow, subject to the prior rights of any preferred stock then outstanding. Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking funds provisions applicable to the common stock. All outstanding shares of common stock are, and the common stock outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

   Our board of directors has the authority, without further action by the stockholders, to issue from time to time up to 15,000,000 shares of preferred stock in one or more series and to fix for each series the number of shares, designations, preferences, powers and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, purchase funds and other matters.

   The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock. It may have the effect of delaying, deferring or preventing a change in control of RightNow. We currently do not plan to issue any additional shares of preferred stock.

Registration Rights

   After this offering, the holders of 3,332,912 shares of common stock or their transferees will be entitled to rights with respect to the registration of these shares under the Securities Act as follows:

   Demand registration rights. At any time after six months following the closing of this offering, the holders of at least 50% of these shares of common stock may request that we register all or a portion of their shares with an aggregate offering price of at least $7,500,000. Upon their request, we must, subject to some restrictions and limitations, use our best efforts to cause a registration statement covering the number of shares of common stock that are subject to the request to become effective. The holders may only require us to file a maximum of two registration statements in response to their demand registration rights.

   Piggyback registration rights. The holders of these shares may request that we register their shares whenever we file a registration statement to register securities for our own account. These registration opportunities are unlimited, but the number of shares that may be registered may be cut back in limited situations by the underwriters.

   Form S-3 registration rights. The holders of these shares may request that we register their shares if we are eligible to file a registration statement on Form S-3 and if the aggregate price of the shares offered to the public is at least $1,000,000. The holders may only require us to file one registration statement on Form S-3 per calendar year.

   These registration rights terminate when all of these shares may be sold under Rule 144 under the Securities Act during any 90-day period. All holders of these registration rights have waived their registration rights in connection with this offering.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law

   Some provisions of Delaware law and our certificate of incorporation and bylaws could make the following transactions more difficult:

  . acquisition of RightNow by means of a tender offer;

  . acquisition of RightNow by means of a proxy contest or otherwise; or

  . removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of us first to negotiate with our board of directors, and also are intended to provide management with flexibility to enhance the likelihood of continuity and stability in the composition of RightNow if our board of directors determines that a takeover is not in the best interests of us and our stockholders. However, these provisions could have the effect of discouraging attempts to acquire us, which could deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, outweigh the disadvantages of discouraging takeover proposals because negotiation of takeover proposals could result in an improvement of their terms.

 Election and Removal of Directors

   Our board of directors is divided into three classes serving staggered three-year terms. This system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because generally at least two stockholders' meetings will be required for stockholders to effect a change in control of the board of directors. In addition, our bylaws contain provisions that establish specific procedures for appointing and removing members of the board of directors. Under our bylaws, vacancies and newly created directorships on the board of directors may be filled only by a majority of the directors then serving on the board, and directors may be removed by the stockholders only for cause.

 Stockholder Meetings

   Under our bylaws, only the board of directors, the Chairman of the Board, our Chief Executive Officer or stockholders holding 15% of the outstanding voting power may call special meetings of stockholders.

 Requirements for Advance Notification of Stockholder Nominations and
 Proposals

   Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

 Delaware Anti-Takeover Law

   We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or another transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of the corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions that are not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

 Elimination of Stockholder Action by Written Consent

   Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

 No Cumulative Voting

   Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. Cumulative voting allows a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock the stockholder holds as the stockholder would be able to gain if cumulative voting were permitted. The elimination of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence the board's decision regarding a takeover.

 Undesignated Preferred Stock

   The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of RightNow. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of RightNow.

 Amendment of Charter Provisions

   The amendment of any of the above provisions requires approval by holders of at least two-thirds of the outstanding common stock.

Listing on The Nasdaq Stock Market's National Market

   We have applied for quotation of our common stock on The Nasdaq Stock Market's National Market under the symbol "RTNW."

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock will be the American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for our common stock, and we cannot assure you that a significant public market for our common stock will develop or be sustained after this offering. As described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual and securities law restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could cause the prevailing market price to decline and limit our ability to raise equity capital in the future.

   Upon completion of this offering, we will have outstanding 19,866,228 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of options to purchase common stock that were outstanding as of August 31, 2000. Of these shares, the shares offered for sale through the underwriters will be freely tradeable without restriction under the Securities Act unless purchased by our affiliates or covered by a separate lock-up agreement.

   The remaining 15,866,228 shares of common stock held by existing stockholders are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rule 144, 144(k) or 701 under the Securities Act. These provisions are described below.

   As a result of the lock-up agreements and the provisions of Rules 144, 144(k) and 701, these restricted shares will be available for sale in the public market as follows:

  . upon the closing of this offering, 60,000 shares held by persons who are not our affiliates will have been held long enough to be sold under Rule 144, subject to the limitations described below.

  . on November 15, 2000, 9,141 shares held by persons who are not our affiliates will have been held long enough to be sold under Rule 144, subject to the limitations described below;

  . beginning 90 days after the date of this prospectus, 102,000 shares held by persons who are not our affiliates will have been held long enough to be sold under Rule 701;



  . beginning 181 days after the date of this prospectus, 3,392,046 shares held by persons who are not our affiliates will have been held long enough to be sold under either Rule 701 or Rule 144, subject to the limitations described below;

  . beginning 181 days after the date of this prospectus, 12,205,376 shares held by our affiliates will have been held long enough to be sold under Rule 144, subject to volume and other limitations described below; and

  . the remaining shares may be sold under Rule 144 or 144(k) once they have been held for the required time.

   Lock-up agreements. Our officers, directors and substantially all of our stockholders have agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock, or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of Credit Suisse First Boston Corporation.

   Rule 144. In general, under Rule 144, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of our common stock then outstanding, which, immediately after this offering, will equal approximately 198,662 shares; or

  . the average weekly trading volume of our common stock on The Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 also are limited by manner-of-sale provisions, notice requirements and requirements relating to the availability of current public information about us.

   Rule 144(k). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144 discussed above.

   Rule 701. In general, under Rule 701, our employees, consultants or advisors who purchase or receive shares from us under a compensatory stock purchase plan or option plan or other written agreement will be eligible to resell their shares beginning 90 days after the date of this prospectus. Nonaffiliates will be able to sell their shares subject only to the manner-of-sale provisions of Rule 144. Affiliates will be able to sell their shares without compliance with the holding period requirements of Rule 144.

   Registration rights. Upon completion of this offering, the holders of 3,332,912 shares of our common stock have rights to have their shares registered under the Securities Act. All shares are covered by lock-up agreements; following the expiration of the lock-up period, registration of these shares under the Securities Act would result in the shares becoming freely tradeable without restriction under the Securities Act immediately upon the effectiveness of the registration.

   Stock options. Prior to the expiration of the lock-up period, we intend to file a registration statement under the Securities Act covering approximately 8,000,000 shares of common stock reserved for issuance upon exercise of outstanding options under the 2000 Plan, the 1998 Option Plan and the Stock Purchase Plan. See "Management--Benefit Plans." Subject to the lock-up agreements, shares registered under that registration statement will be available for resale in the open market immediately upon the effectiveness of that registration statement, except with respect to Rule 144 volume limitations that apply to our affiliates.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated           , 2000, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Dain Rauscher Incorporated, Thomas Weisel Partners LLC, Adams Harkness & Hill, Inc. and D.A. Davidson & Co. are acting as representatives, the following respective numbers of shares of common stock:

                                                                       Number of
   Underwriter                                                          Shares
   -----------                                                         ---------
   Credit Suisse First Boston Corporation.............................
   Dain Rauscher Incorporated.........................................
   Thomas Weisel Partners LLC.........................................
   Adams, Harkness & Hill, Inc. ......................................
   D.A. Davidson & Co.................................................
                                                                       ---------
     Total............................................................ 4,000,000
                                                                       =========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering, if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 600,000 additional shares from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and expenses we will pay.

                                    Per Share                       Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          Over-Allotment Over-Allotment Over-Allotment Over-Allotment
                          -------------- -------------- -------------- --------------
Underwriting discounts
 and commissions paid by
 us.....................       $              $              $              $
Expenses payable by us..       $              $              $              $

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

   Our officers, directors and stockholders, including holders of shares of our common stock and preferred stock, have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into a swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of the above transactions is to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   The underwriters have reserved for sale, at the initial public offering price, up to 200,000 shares of the common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

   We have applied to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol "RTNW."

   Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include the following:

  . the information set forth in this prospectus and otherwise available to the representatives;

  . market conditions for initial public offerings;

  . the history of and the prospects for the industry in which we will compete;

  . the ability of our management;

  . our prospects for future earnings;

  . the present state of our development and current financial condition;

  . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

  . the general condition of the securities markets at the time of this offering.

   In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option--a naked short position--that position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.


   Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has acted as a lead or co-manager on numerous public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.

   A prospectus in electronic format may be made available on the Web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that (i) the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under these securities laws, (ii) where required by law, the purchaser is purchasing as principal and not as agent, and
(iii) the purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer, and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named in this prospectus may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or these persons. All or a substantial portion of the assets of the issuer and these persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or these persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within 10 days of the sale of any common stock acquired by the purchaser in this offering. This report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

   The following discussion is a summary of the material United States federal income and estate tax consequences of the ownership and disposition of our common stock by non-United States holders. This discussion does not deal with all aspects of United States federal income and estate taxation and does not deal with foreign, state and local tax consequences. This discussion does not address all tax considerations that may be relevant to non-United States holders in light of their personal circumstances, or to certain non-United States holders that may be subject to special treatment under United States federal income or estate tax laws. Furthermore, this discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Department regulations, published positions of the Internal Revenue Service and court decisions now in effect, all of which are subject to change, possibly with retroactive effect. You are urged to consult your own tax advisor regarding the United States federal tax consequences of owning and disposing of our common stock, as well as the applicability and effect of any state, local or foreign tax laws.

   In this section we use the term "United States holder" to refer to a beneficial owner of stock that is:

  .  a citizen or resident of the United States;

  . a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States;

  . an estate the income of which is subject to United States federal income taxation regardless of its source; or

  .  a trust that:

    . is subject to the supervision of a court within the United States and the control of one or more United States persons; or

    . has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

We use the term "non-United States holder" to refer to a beneficial owner of stock that is not a United States holder.

Dividends

   Generally, any dividend paid to a non-United States holder will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or at a lesser applicable treaty rate. However, dividends that are effectively connected with the conduct of a trade or business of the non-United States holder within the United States and, where a tax treaty applies, that are attributable to a United States permanent establishment of the non-United States holder are not subject to the withholding tax but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates.

   In order for dividends paid to a non-United States holder to be exempt from withholding under the effectively connected income exemption, the holder must comply with certification and disclosure requirements. In some circumstances, a foreign corporation that receives effectively connected dividends may be subject to an additional branch profits tax at a 30% rate or a lesser applicable treaty rate.

   Until January 1, 2001, dividends paid to an address outside the United States are presumed to be paid to a resident of that country, unless the payor has knowledge to the contrary, for purposes of the withholding tax discussed above and under the current regulations, and for purposes of determining the applicability of a reduced rate of withholding under the terms of a tax treaty. If you wish to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends paid after December 31, 2000, final regulations effective after that date will require you to satisfy applicable certification and other requirements.

   If you are eligible for a reduced treaty rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

   If you are a non-United States holder, you generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless:

  . the gain is effectively connected with a trade or business of yours in the United States or, where a tax treaty so provides, the gain is attributable to a United States permanent establishment of yours;

  . you are an individual and hold our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met;

  . you are subject to tax pursuant to the provisions of the United States federal income tax laws applicable to certain United States expatriates; or

  . we are or have been a United States real property holding corporation for United States federal income tax purposes.

We believe that we are not, and do not anticipate becoming, a United States real property holding corporation for United States federal income tax purposes. If we were to become a United States real property holding corporation, so long as our common stock continues to be regularly traded on an established securities market, you would be subject to federal income tax on any gain from the sale or other disposition of the stock only if you actually or constructively owned, during the five-year period preceding the disposition, more than 5% of our common stock.

   Special rules may apply to non-United States holders, such as controlled foreign corporations, passive foreign investment companies, foreign personal holding companies and corporations that accumulate earnings to avoid federal income tax, that are subject to special treatment under the Internal Revenue Code. These entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Backup Withholding and Information Reporting

   We must report annually to the Internal Revenue Service and to you the amount of dividends paid to you and the tax withheld with respect to these dividends, regardless of whether withholding was required. Copies of the information returns reporting the dividends and withholdings may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

   Under current law, backup withholding at the rate of 31% generally will not apply to dividends paid to you at an address outside the United States, unless the payor has knowledge that you are a United States person. However, under the final regulations effective for dividends paid on or after January 1, 2000, you will be subject to backup withholding unless applicable certification requirements are met.

   Payment of the proceeds of a sale of our common stock within the United States or conducted through certain United States related financial intermediaries is subject to both backup withholding and information reporting unless you certify under penalties of perjury that you are a non-United States holder and the payor does not have actual knowledge that you are a United States person, or you otherwise establish an exemption.

   Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided you furnish the required information to the Internal Revenue Service.

Estate Tax

   Common stock held by an individual non-United States holder at the time of death will be included in that holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may be subject to United States federal estate tax.

                                 LEGAL MATTERS

   Dorsey & Whitney LLP, Great Falls, Montana and Minneapolis, Minnesota, will pass upon the validity of the shares of common stock offered by this prospectus for us. Shearman & Sterling, San Francisco, California, will pass upon certain legal matters in connection with this offering for the underwriters.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of December 31, 1998 and 1999 and as of June 30, 2000 and for each of the three years in the period ended December 31, 1999 and for the six months ended June 30, 2000, as set forth in their reports. We have included our consolidated financial statements in this prospectus and elsewhere in the registration statement in reliance on the report of Ernst & Young LLP, which was given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. As permitted by the rules and regulations of the Commission, this prospectus, which is a part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us and the common stock offered by this prospectus, you should review the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents or provisions of any contract or other document referred to in this prospectus are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement. All statements made in this prospectus concerning these contracts or documents are qualified in all respects by this reference. A copy of the registration statement, as well as other documents we file with the Commission, may be inspected without charge in the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information about its public reference rooms. Copies of all or any part of the registration statement and other documents we file may be taken from the public reference rooms upon the payment of fees prescribed by the Commission. In addition, the registration statement and other documents we file with the Commission through its Electronic Data Gathering, Analysis and Retrieval, or "EDGAR," system are available to the public through the Commission's Web site at http://www.sec.gov.

   Upon completion of this offering, we will be required to file periodic reports, proxy statements and other information with the Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms and through the Web site of the Commission referred to above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors.............................................. F-2
Consolidated Balance Sheets................................................. F-3
Consolidated Statements of Operations....................................... F-4
Consolidated Statement of Changes in Stockholders' Equity (Deficit)......... F-5
Consolidated Statements of Cash Flows....................................... F-6
Notes to Financial Statements............................................... F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
RightNow Technologies, Inc.

   We have audited the accompanying consolidated balance sheets of RightNow Technologies, Inc. as of December 31, 1998 and 1999 and June 30, 2000 and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1999 and for the six month period ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of RightNow Technologies, Inc. at December 31, 1998 and 1999 and June 30, 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 and for the six month period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Minneapolis, Minnesota
July 20, 2000

                          RIGHTNOW TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                     Pro Forma
                                                                   Stockholders'
                                   December 31                        Equity
                              ----------------------    June 30      June 30,
                                1998        1999         2000          2000
                              ---------  -----------  -----------  -------------
                                                                    (Unaudited)
Assets
Current assets:
  Cash and cash
   equivalents..............  $  86,436  $14,182,845  $ 9,359,353
  Accounts receivable, net
   of allowance for doubtful
   accounts and returns
   reserve of $7,025 and
   $229,150 at December 31,
   1998 and 1999 and
   $752,116 at June 30,
   2000.....................    133,500    2,585,610    4,286,443
  Notes receivable..........         --           --    1,136,144
  Prepaid expenses..........      6,422       46,754      373,680
                              ---------  -----------  -----------
   Total current assets.....    226,358   16,815,209   15,155,620
Property and equipment......     42,271      571,041    2,051,345
Less accumulated
 depreciation...............     (4,305)     (43,908)    (187,546)
                              ---------  -----------  -----------
                                 37,966      527,133    1,863,799
Other assets................         --        5,788      426,516
                              ---------  -----------  -----------
Total assets................  $ 264,324  $17,348,130  $17,445,935
                              =========  ===========  ===========
Liabilities and
 stockholders' equity
 (deficit)
Current liabilities:
  Accounts payable..........  $  13,775  $   235,302  $   511,228
  Stockholder
   distributions............         --      330,000           --
  Commissions payable.......     11,513      234,007      574,338
  Other accrued
   liabilities..............      3,589      205,419    1,029,164
  Officer wages payable.....     60,000       25,000           --
  Due to stockholder........    100,000           --           --
  Current portion of capital
   lease obligation.........         --        7,859        7,615
  Current portion of
   deferred revenue.........    101,142    2,664,824    7,044,611
                              ---------  -----------  -----------
   Total current
    liabilities.............    290,019    3,702,411    9,166,956
Long-term capital lease
 obligation, net of current
 portion....................         --        7,272        3,380
Deferred revenue, net of
 current portion............     69,946    1,499,841    3,084,501
                              ---------  -----------  -----------
   Total liabilities........    359,965    5,209,524   12,254,837
Redeemable convertible
 preferred stock:
  Series A, $.001 par value:
  Authorized and designated
   shares--5,554,853
  Issued and outstanding
   shares--3,332,912........         --   16,119,622   16,119,622   $        --
Stockholders' equity
 (deficit):
  Preferred stock, $.001 par
   value:
   Authorized and
    undesignated shares--
    9,445,147
   Issued and outstanding
    shares--None
  Common stock, $.001 par
   value:
  Authorized shares--
   150,000,000
  Issued and outstanding
   shares--1998--12,182,160;
   1999--12,312,801; 2000--
   12,465,651; pro forma
   issued and outstanding
   shares--15,798,563.......     12,182       12,313       12,466        15,799
  Additional paid-in
   capital..................     19,408   (1,421,104)  (1,329,135)   14,787,154
  Accumulated other
   comprehensive loss.......         --           --       (1,066)       (1,066)
  Accumulated deficit.......   (127,231)  (2,572,225)  (9,610,789)   (9,610,789)
                              ---------  -----------  -----------   -----------
   Total stockholders'
    equity (deficit)........    (95,641)  (3,981,016) (10,928,524)  $ 5,191,098
                              ---------  -----------  -----------   ===========
   Total liabilities and
    stockholders' equity
    (deficit)...............  $ 264,324  $17,348,130  $17,445,935
                              =========  ===========  ===========

                            See accompanying notes.

                          RIGHTNOW TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 Six months ended
                               Year ended December 31                 June 30
                          ----------------------------------  ------------------------
                             1997       1998        1999         1999         2000
                          ---------- ----------  -----------  -----------  -----------
                                                              (Unaudited)
Revenue
Revenue.................  $   79,064 $  279,428  $ 2,024,541  $  399,009   $ 3,861,555
Cost of revenue.........         797      3,756       63,418       6,829       612,357
                          ---------- ----------  -----------  ----------   -----------
  Gross profit..........      78,267    275,672    1,961,123     392,180     3,249,198
Operating expenses
Sales and marketing.....         746    279,162    3,342,748     532,369     8,171,699
Research and
 development............      42,656     74,098      603,283     158,978     1,429,331
General and
 administrative.........      18,208     85,772      492,752      88,281     1,041,614
                          ---------- ----------  -----------  ----------   -----------
  Total operating
   expenses.............      61,610    439,032    4,438,783     779,628    10,642,644
                          ---------- ----------  -----------  ----------   -----------
Income (loss) from
 operations.............      16,657   (163,360)  (2,477,660)   (387,448)   (7,393,446)
Interest and other
 income, net............       9,274         29       32,666          --       354,882
                          ---------- ----------  -----------  ----------   -----------
Net income (loss).......  $   25,931 $ (163,331) $(2,444,994) $ (387,448)  $(7,038,564)
                          ========== ==========  ===========  ==========   ===========
Net income (loss) per
 common share--basic and
 diluted................  $       -- $     (.01) $      (.20) $     (.03)  $      (.57)
                          ========== ==========  ===========  ==========   ===========
Shares used in computing
 basic and diluted net
 income (loss) per
 common share...........  12,000,000 12,068,118   12,218,186  12,196,685    12,383,861
                          ========== ==========  ===========  ==========   ===========
Pro forma net loss per
 share--basic and
 diluted................                         $      (.20)              $      (.45)
                                                 ===========               ===========
Shares used in computing
 basic and diluted pro
 forma net loss per
 share..................                          12,305,316                15,716,773
                                                 ===========               ===========


                            See accompanying notes.

                          RIGHTNOW TECHNOLOGIES, INC.

      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                         Accumulated      Total
                            Common Stock      Additional   Accumulated      Other     Stockholders'
                         -------------------    Paid-In      Equity     Comprehensive    Equity
                           Shares    Amount     Capital     (Deficit)       Loss        (Deficit)
                         ----------  -------  -----------  -----------  ------------- -------------
Balance at December 31,
 1996................... 12,000,000  $12,000  $   (11,000) $    10,169     $    --    $     11,169
 Net income.............         --       --           --       25,931          --          25,931
                         ----------  -------  -----------  -----------     -------    ------------
Balance at December 31,
 1997................... 12,000,000   12,000      (11,000)      36,100          --          37,100
 Issuance of common
  stock ................    182,160      182       10,408           --          --          10,590
 Value of stock options
  granted for services
  rendered..............         --       --       20,000           --          --          20,000
 Net loss...............         --       --           --     (163,331)         --        (163,331)
                         ----------  -------  -----------  -----------     -------    ------------
Balance at December 31,
 1998................... 12,182,160   12,182       19,408     (127,231)         --         (95,641)
 Exercise of stock
  options...............    313,500      314       15,843           --          --          16,157
 Issuance of common
  stock for services
  rendered..............      9,141        9        3,778           --          --           3,787
 Issuance of common
  stock.................     48,000       48        3,952           --          --           4,000
 Repurchase of common
  stock.................   (240,000)    (240)  (1,163,760)          --          --      (1,164,000)
 Value of stock options
  granted for services
  rendered..............         --       --       29,675           --          --          29,675
 Stockholder
  distributions.........         --       --     (330,000)          --          --        (330,000)
 Net loss...............         --       --           --   (2,444,994)         --      (2,444,994)
                         ----------  -------  -----------  -----------     -------    ------------
Balance at December 31,
 1999................... 12,312,801   12,313   (1,421,104)  (2,572,225)         --      (3,981,016)
 Exercise of stock
  options...............    137,850      138       26,131           --          --          26,269
 Issuance of common
  stock for services
  rendered..............     15,000       15       87,485           --          --          87,500
 Value of stock options
  granted for services
  rendered..............         --       --        6,980           --          --           6,980
 Stockholder
  distributions.........         --       --      (28,627)          --          --         (28,627)
 Comprehensive loss:
  Net loss..............         --       --           --   (7,038,564)         --      (7,038,564)
  Foreign currency
   translation
   adjustment...........         --       --           --           --      (1,066)         (1,066)
                                                                                      ------------
 Total comprehensive
  loss..................                                                                (7,039,630)
                         ----------  -------  -----------  -----------     -------    ------------
Balance at June 30,
 2000................... 12,465,651  $12,466  $(1,329,135) $(9,610,789)    $(1,066)   $(10,928,524)
                         ==========  =======  ===========  ===========     =======    ============


                            See accompanying notes.

                          RIGHTNOW TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              Six months ended
                             Year ended December 31                June 30
                          -------------------------------  -----------------------
                           1997      1998        1999         1999        2000
                          -------  ---------  -----------  ----------- -----------
                                                           (Unaudited)
Operating activities
Net income (loss).......  $25,931  $(163,331) $(2,444,994)  $(387,448) $(7,038,564)
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
 Depreciation...........      981      3,324       39,603       7,619      143,673
 Gain on sale of
  assets................   (7,961)        --           --          --           --
 Value of stock options
  granted for services
  rendered..............       --     20,000       29,675          --        6,980
 Issuance of common
  stock in lieu of cash
  compensation..........       --     10,590        3,787          --       87,500
 Changes in operating
  assets and
  liabilities:
  Accounts receivable...    1,190   (119,480)  (2,452,110)   (286,360)  (1,699,975)
  Notes receivable......       --         --           --          --   (1,136,144)
  Prepaid expenses......       --     (6,422)     (40,332)     (2,836)    (326,834)
  Accounts payable......       --     13,775      221,527      (8,807)     275,877
  Commissions payable...       --     11,513      222,494      22,469      340,229
  Officer wages
   payable..............       --     60,000      (35,000)     (5,000)     (25,000)
  Accrued liabilities...     (269)     3,587      531,830       2,259      493,410
  Deferred revenue......   (1,055)   171,090    3,993,577     725,037    5,964,324
  Other.................       --        500       (5,788)         --     (111,348)
                          -------  ---------  -----------   ---------  -----------
Net cash provided by
 (used in) operating
 activities.............   18,817      5,146       64,269      66,933   (3,025,872)
Investing activities
Purchases of property
 and equipment..........   (4,902)   (37,369)    (513,639)    (77,351)  (1,480,265)
                          -------  ---------  -----------   ---------  -----------
Net cash used in
 investing activities...   (4,902)   (37,369)    (513,639)    (77,351)  (1,480,265)
Financing activities
Proceeds (payment) on
 borrowings.............       --    100,000     (100,000)    (70,000)          --
Proceeds from issuance
 of common stock........       --         --       20,157       4,000       26,269
Proceeds from issuance
 of preferred stock.....       --         --   16,119,622          --           --
Payments on capital
 lease obligations......       --         --           --          --       (4,136)
Stockholder
 distributions..........       --         --     (330,000)         --      (28,627)
Deferred offering
 costs..................       --         --           --          --     (311,369)
Repurchase of common
 stock..................       --         --   (1,164,000)         --           --
                          -------  ---------  -----------   ---------  -----------
Net cash provided by
 (used in) financing
 activities.............       --    100,000   14,545,779     (66,000)    (317,863)
Effect of foreign
 currency exchange......       --         --           --          --          508
                          -------  ---------  -----------   ---------  -----------
Net increase (decrease)
 in cash and cash
 equivalents............   13,915     67,777   14,096,409     (76,418)  (4,823,492)
Cash and cash
 equivalents at
 beginning of period....    4,744     18,659       86,436      86,436   14,182,845
                          -------  ---------  -----------   ---------  -----------
Cash and cash
 equivalents at end of
 period.................  $18,659  $  86,436  $14,182,845   $  10,018  $ 9,359,353
                          =======  =========  ===========   =========  ===========

                            See accompanying notes.

                          RIGHTNOW TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 2000

1. Business Description and Summary of Significant Accounting Policies

 Business Description

   RightNow Technologies, Inc. (the Company) provides a comprehensive, Internet-based customer service software solution that integrates customer self-help, e-mail management, live interaction, issue tracking and customer satisfaction measurement capabilities. The Company was incorporated in Montana in September 1995 (and reincorporated in Delaware in August 2000) but had no significant operations until 1997. The Company considers its business activities as a single segment.

 Basis of Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, RightNow Technologies UK Ltd. All significant intercompany accounts and transactions have been eliminated in consolidation.

   The functional currency of the Company's foreign subsidiary is considered to be its local currency. Translation gains or losses, net of applicable deferred taxes, are accumulated as a separate component of stockholders' equity (deficit).

 Cash and Cash Equivalents

   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are considered to be available for sale. Cash equivalents are carried at cost which approximates market value.

 Property and Equipment

   Property and equipment, including software purchased for internal use, are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to seven years. Leasehold improvements are amortized over the estimated life of the assets or the related lease term, whichever is less, on a straight-line basis.

   The Company evaluates long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

 Income Taxes

   In December 1999, as a result of the issuance of its Redeemable Convertible Series A Preferred Stock, the Company's legal status changed from an S corporation to a C corporation for U.S. federal and state income tax purposes.

   Income taxes for 1999 and for the six months ended June 30, 2000 related to the period of time when the Company was a C corporation are recorded under the liability method, whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

 Revenue Recognition

   Revenue is comprised of fees from term and perpetual licenses of the Company's software, maintenance related to perpetual licenses, hosting and professional services. Each of these revenue components is considered

                          RIGHTNOW TECHNOLOGIES, INC.

an element within a software arrangement, which can be accounted for in accordance with Statement of Position (SOP) 97-2. The Company's products do not require significant production, modification or customization of software that would dictate accounting in accordance with Accounting Research Bulletin (ARB) No. 45, "Long-Term Construction- Type Contracts."

   Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, no obligations remain and collectibility is probable. Upon receipt of a purchase order from a customer, the Company makes its software available over the Internet and provides access to the customer through an access code. The Company's standard payment terms are net 30 days from the date of invoice. Upon qualification and credit review, the Company may also offer a one-year financing option. If the Company can not determine fees to be fixed or determinable, such as when the Company finances the arrangement, revenue is recognized as the payments become due, or ratably over the relevant license or service period, whichever is less. If collectibility is not considered probable, revenue is recognized when the fee is collected, or ratably over the relevant license or service period, whichever is less.

   Through May 31, 2000 the Company offered its term and perpetual software licenses with a 60-day right-of-return warranty. This right of return is accounted for in accordance with Financial and Accounting Standards Board
(FASB) 48, with returns estimated based on historical activity, and reflected as a reduction in revenues. Revenue from arrangements with resellers is recognized upon delivery limited by sell through activity.

   Substantially all of the Company's business is derived from two-year software licenses, although terms can range from six months to three years. The licenses are sold for a single price, which includes maintenance for which the Company does not have vendor specific objective evidence (VSOE) to determine fair value. The Company has concluded that it does not have VSOE of fair value on the maintenance element of its term license as maintenance is not ever priced or offered separately in term licensing arrangements. The Company therefore recognizes revenue ratably over the term of the arrangement, typically two years, in accordance with paragraph 12 of SOP 97-2.

   For perpetual licensing arrangements, in accordance with paragraph 57 of SOP 97-2, VSOE of fair value for maintenance is determined by reference to the price the customer will be required to pay when it is sold separately, that is the renewal rate which is the price established by management having the relevant authority. VSOE of fair value of maintenance contracts under perpetual license arrangements is based upon the Company's pricing practice of charging maintenance renewal fees as a set percentage of the perpetual license fee. Maintenance revenue is deferred and recognized on a straight-line basis over the life of the agreement, which is typically one year. To date, the Company has not entered into arrangements solely for the license of software and, therefore, the Company has not demonstrated VSOE of fair value for the license element. In those instances where perpetual licenses are bundled with other elements, the Company has used the residual method following the guidance in SOP 98-9. The Company accounts for such license fees when VSOE exists for all undelivered elements in the arrangement and when the fair value of all the undelivered elements is less than the arrangement fee. The Company defers the total fair value of the undelivered elements, until such time as they are delivered, and recognizes as revenue the difference between the total arrangement and the amount deferred for the undelivered elements.

   The Company provides hosting services, which include data connections, equipment and the service related to upgrading the products acquired by the customer either through a term or perpetual license. The Company has established VSOE for this element, as this is sold separately from both the term license and perpetual license, and has a price that has been established by management having relevant authority. Revenue from hosting is deferred and recognized on a straight-line basis in accordance with paragraph 12 of SOP 97-
2. Customer's may elect at any time to discontinue hosting and, to the extent the customer has prepaid for this service, the fees paid will be refunded without penalty.

                          RIGHTNOW TECHNOLOGIES, INC.

   The Company offers training and professional services, which are not considered essential to the other elements of the arrangement. VSOE of fair value of services in multiple element arrangements is based upon hourly or package rates that the Company has charged in stand alone contracts for these services. Revenue is recognized when the services are performed.

   Billed amounts due from customers in excess of revenue recognized is recorded as deferred revenue.




   In 1997, the Company recorded $67,749 of revenue relating to consulting services unrelated to its current product offerings.

 Research and Development

   Research and development expenditures are expensed as incurred. Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. To date, the period between achieving technological feasibility and general availability of such software has been short and software development costs qualifying for capitalization have been immaterial. Accordingly, the Company has not capitalized any software development costs.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Stock-Based Compensation

   The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, but applies Accounting Principles Board Opinion No. 25 (APB 25) and related interpretations in accounting for its stock plans. Under APB 25, when the exercise price of an employee stock option equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

 Net Income (Loss) Per Share

   The Company follows the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128). Basic net income (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of outstanding shares of common stock and, when dilutive, potential common shares from options and convertible securities using the as-if converted basis. All potential common shares have been excluded from the computation of diluted net income (loss) per share for the applicable periods presented because the effect would have been anti-dilutive.

 Pro Forma Stockholders' Equity

   Upon the closing of the Company's planned initial public offering, all outstanding shares of Series A preferred stock will automatically convert into 3,332,912 shares of common stock. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma stockholders' equity section at June 30, 2000.

                          RIGHTNOW TECHNOLOGIES, INC.

 Pro Forma Net Loss Per Share

   Pro forma net loss per share for the year ended December 31, 1999 and the six months ended June 30, 2000 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's Redeemable Convertible Series A Preferred Stock into shares of the Company's common stock as if such conversion occurred at the date of original issuance. The resulting pro forma adjustments includes an increase in the weighted average shares used to compute basic and diluted net loss per share of 87,130 shares for the year ended December 31, 1999 and 3,332,912 shares for the six months ended June 30, 2000. The pro forma effects of these transactions are unaudited.

 Interim Financial Statements

   The interim financial statements for the six months ended June 30, 1999 are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation.

 Reverse Stock Split

   The Company intends to effect a three-for-five reverse stock split immediately prior to the Company's planned initial public offering. Accordingly, all share, per share, weighted average share information and convertible preferred stock information has been restated to reflect the split.

2. Property and Equipment

   Property and equipment as of December 31 are as follows:

                                                                      June 30,
                                                   1998      1999       2000
                                                  -------  --------  ----------
     Equipment................................... $    --  $ 45,333  $  356,920
     Computer equipment..........................  38,658   303,982     879,937
     Furniture and fixtures......................      --   162,559     334,285
     Purchased software..........................   3,613    59,167     480,203
                                                  -------  --------  ----------
                                                   42,271   571,041   2,051,345
     Less accumulated depreciation...............  (4,305)  (43,908)   (187,546)
                                                  -------  --------  ----------
                                                  $37,966  $527,133  $1,863,799
                                                  =======  ========  ==========

3. Long-Term Debt

   The Company has a line of credit with a bank under which it can borrow up to $500,000 at an interest rate of prime plus 1.5%. Any borrowings on the line of credit are secured by substantially all of the Company's assets. The line of credit expires on August 1, 2001. At December 31, 1999 and June 30, 2000, there were no outstanding borrowings on this line of credit.

                          RIGHTNOW TECHNOLOGIES, INC.

4. Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit)

 Redeemable Convertible Preferred Stock

   In December 1999, the Company authorized and issued Redeemable Convertible Series A Preferred Stock to two private investor groups and three members of the Board of Directors.

   As of December 31, 1999, there were 15,000,000 shares authorized to be designated as preferred stock. The Company issued 3,332,912 shares as Redeemable Convertible Series A Preferred Stock at a price of $4.85 per share.

   Under the provision of the stock purchase agreements, the holders of the Company's Series A Preferred Stock are entitled to:

  . Liquidation preference of $4.85 per share plus all declared but unpaid dividends on the Series A Preferred. After payment of this preference amount, remaining assets and funds of the Company legally available for distribution shall be distributed among the holders of the then outstanding common stock pro rata, in proportion to the full amount each such holder is otherwise entitled to receive.

  . Non-accruing, non-cumulative, right to dividends in an amount equal to $0.43 per annum for each share of Series A Preferred, if declared by the Board of Directors.

  . Voting rights equal to common stockholders.

  . Voting rights to elect one member of the Board of Directors.

   Each holder of Series A Preferred may at any time, convert any or all of such Series A Preferred into fully-paid and nonassessable shares of common stock at the applicable conversion price. Each share of Series A Preferred shall be convertible into the number of shares of common stock that results from dividing $4.85 by the Conversion Price in effect at the time of conversion. In addition, each share of Series A Preferred shall automatically be converted into common stock at the then effective conversion price in the event that holders of a majority of the shares consent to such conversion, or upon the closing of an underwritten public offering at a per share public offering price of not less than $14.55 and aggregate offering proceeds of at least $10,000,000.

   No dividends have been declared or paid on the Company's preferred stock.

 Common Stock

   Prior to 1999, the Company's common stock carried no par value. In conjunction with the preferred stock issuance, the Company's Board of Directors approved a par value for the Company's common stock of $.001 per share. Each share of common stock has one vote. In December 1999, in connection with the termination of the Company's S corporation status, the Company declared a distribution to its stockholders in an amount necessary solely to cover their income tax liabilities as a result of the prior S corporation status.

 Stock Splits

   In 1999, the Company's Board of Directors declared a 2-for-1 stock split and a 20-for-1 stock split payable in the form of a stock dividend. Accordingly, all share, per share, weighted average share and stock option information for periods prior to the splits has been restated to reflect the splits.

                          RIGHTNOW TECHNOLOGIES, INC.

 Stock Option Plan

   The Company's 1998 Long-Term Incentive and Stock Option Plan provides for stock options to be granted to employees, consultants, independent contractors, officers and directors. Options are generally granted at an exercise price equivalent to the estimated fair market value per share at the date of grant, as determined by the Company's Board of Directors. All options are granted at the discretion of the Company's Board of Directors, with the term determined by the Board of Directors. Incentive Stock Options have a term not greater than 10 years from the date of grant and options not qualifying as incentive stock options have a term not greater than 15 years from the date of grant. Options generally vest over a period of four years in increments of 12.5% every six months, and are exercisable upon vesting. Options are generally granted to all full-time employees at the time of hire.

                                                                        Weighted
                                                                        Average
                                                                        Exercise
                                                  Shares                 Price
                                                Available   Outstanding   Per
                                                for Grant     Options    Share
                                                ----------  ----------- --------
     Balance at December 31, 1997..............         --          --   $   --
       Shares authorized.......................  6,000,000          --       --
       Granted................................. (1,992,000)  1,992,000      .07
       Exercised...............................         --          --       --
       Canceled................................    606,000    (606,000)     .05
                                                ----------   ---------
     Balance at December 31, 1998..............  4,614,000   1,386,000      .07
       Granted................................. (3,227,820)  3,227,820      .55
       Exercised...............................         --    (313,500)     .05
       Canceled................................    458,850    (458,850)     .08
                                                ----------   ---------
     Balance at December 31, 1999..............  1,845,030   3,841,470      .48
       Granted.................................   (650,460)    650,460    10.22
       Exercised...............................         --    (137,850)     .18
       Canceled................................    292,890    (292,890)     .67
                                                ----------   ---------
     Balance at June 30, 2000..................  1,487,460   4,061,190   $ 2.03
                                                ==========   =========

   The weighted average fair value of options granted in 1998, 1999 and the six month period ended June 30, 2000 was $.02, $.13 and $2.45 per share, respectively, At December 31, 1998 and 1999 and June 30, 2000, options to purchase 151,500, 627,000 and 933,887 shares of common stock are exercisable, respectively, at weighted average exercise prices of $.04, $.27 and $.37, respectively. The following table summarizes information about the stock options outstanding at June 30, 2000:

                              Options Outstanding                     Options Exercisable
             ----------------------------------------------------- --------------------------
                           Weighted-                                 Number      Weighted-
 Exercise      Number       average          Weighted-average       currently     average
Price Range  Outstanding Exercise Price Remaining contractual life exercisable Exercise Price
-----------  ----------- -------------- -------------------------- ----------- --------------
   $0.04          18,000          $0.04             7.67                18,000          $0.04
   0.08          494,700           0.08             8.25               209,700           0.08
 0.17-0.25     2,148,450           0.23             9.08               591,900           0.24
   0.50          361,410           0.50             9.25                45,045           0.50
   1.00           19,800           1.00             9.33                 2,475           1.00
   2.00          314,220           2.00             9.42                59,229           2.00
 4.85-7.08       186,900           5.89             9.67                 7,538           4.85
10.00-11.67      517,710          11.16             9.88                    --             --
               ---------                                               -------
               4,061,190          $2.03             9.14               933,887          $0.37
               =========                                               =======

                          RIGHTNOW TECHNOLOGIES, INC.

   In 1998, the Company issued 170,160 shares of common stock, with a fair value of $9,590 for public relations services and research and development activities provided by outside parties. In 1999, the Company issued 9,141 shares of common stock with a fair value of $3,787 for marketing consulting services provided by an outside party. In the six months ended June 30, 2000, the Company issued 15,000 shares of common stock, with a fair value of $87,500 for employee recruiting services provided by an outside party.

   In 1998, the Company granted options to purchase 600,000 shares of common stock at an exercise price of $.04 per share and 120,000 shares at $.08 per share to outside business consultants. These options were determined to have a fair value of $20,000, which was expensed during 1998. In 1999, the Company granted options to purchase 24,000 shares of common stock at an exercise price of $.50 related to outside bookkeeping services, options to purchase 12,000 shares of common stock at an exercise price of $.50 related to public relations activities and an option to purchase 600 shares of common stock at an exercise price of $2.00 to an international reseller in lieu of paying a cash commission to the reseller. The option grants related to the bookkeeping services, the public relations services and the reseller were deemed to have fair values of $12,675, $15,000 and $2,000, respectively. These amounts were expensed during 1999. In the six months ended June 30, 2000, the Company granted an option to purchase 1,560 shares of common stock with an exercise price of $11.67 to an international reseller in lieu of paying a cash commission to the reseller. The option grant was deemed to have a fair value of $6,980, which was expensed in the six months ended June 30, 2000.

   In December 1999, in response to a request by a former consultant to the Company, the Company repurchased 240,000 shares of common stock at a price of $4.85 per share. Prior to the repurchase, the Company and the stockholder had no agreement in place to provide for the repurchase, nor was the Company obligated to repurchase the shares.


   Pro forma information regarding net income (loss) and related per share data is required by Statement 123, and has been determined as if the Company had accounted for its stock options under the fair value method of Statement 123. The fair value for these options was estimated at the date of grant using the minimum value option pricing model with the following weighted average assumptions for 1998, 1999 and the six months ended June 30, 2000: risk-free interest rate of 5.5%, dividend yield of 0% and a weighted average expected life of the option of five years.

   Had the Company recorded compensation cost in accordance with Statement 123, the net loss and loss per share would have been:

                                                                    June 30,
                                             1998        1999         2000
                                           ---------  -----------  -----------
     Net loss as reported................. $(163,331) $(2,444,994) $(7,038,564)
     Pro forma net loss................... $(164,293) $(2,462,889) $(7,172,719)

     Net loss per share as reported....... $    (.01) $      (.12) $      (.57)
     Pro forma net loss per share......... $    (.01) $      (.12) $      (.58)

                          RIGHTNOW TECHNOLOGIES, INC.

5. Operating Lease Commitments

   The Company leases its office facilities and certain office equipment under various non-cancelable operating lease agreements with various expiration dates through March 31, 2011. Future minimum payments as of June 30, 2000, under these leases, are as follows:

       Six month period ending December 31, 2000.................... $  341,924
       2001.........................................................    743,491
       2002.........................................................    843,925
       2003.........................................................    842,800
       2004.........................................................    831,622
       Thereafter...................................................  2,702,070
                                                                     ----------
                                                                     $6,305,832
                                                                     ==========

   Rent expense was $200, $10,594, $99,720, $18,082 and $174,750 in 1997, 1998,
1999 and the six month periods ended June 30, 1999 and 2000, respectively.

   The Company leases its office facilities from a development group, of which the Company's chief executive officer is a 50% partner.

Hosting Services

   The Company has agreements with third parties to provide application hosting services. The agreements require payment of a minimum amount per month for a fixed period of time in return for which the hosting service provider provides certain guarantees of system availability.

   Future minimum payments as of June 30, 2000 under these arrangements are as follows:

       2000............................................................ $151,530
       2001............................................................  235,380

6. Income Taxes

   Prior to December 1999, the Company was an S corporation and as such was not subject to corporate federal or state income taxes. As a result of the issuance of preferred stock in December 1999, the Company became a C corporation and as such is subject to state and federal income tax in 1999 and the six months ended June 30, 2000. At June 30, 2000, the Company has net operating loss carryforwards of approximately $1,554,000 that begin to expire in 2020.

                          RIGHTNOW TECHNOLOGIES, INC.

   Upon conversion to C corporation status, the Company recorded deferred taxes for which it will be responsible resulting from the termination of S corporation status. The components of the deferred tax assets as of December 31, 1999 and June 30, 2000 are as follows:

                                                      December 31,   June 30,
                                                          1999         2000
                                                      ------------  -----------
     Deferred tax assets:
       Deferred revenue.............................. $ 1,576,600   $ 3,508,000
       Net operating loss carryforwards..............          --       591,000
       Accounts receivable allowance.................      87,000       286,000
       Other.........................................      30,300        65,000
                                                      -----------   -----------
                                                        1,693,900     4,450,000
       Valuation allowance...........................  (1,693,900)   (4,450,000)
                                                      -----------   -----------
                                                      $        --   $        --
                                                      ===========   ===========

   The Company has established a valuation allowance equal to the net deferred tax asset due to uncertainties regarding the realization of deferred tax assets based on the Company's lack of earnings and expected lack of near term future taxable earnings on which to recover these deferred tax assets.

   Components of the Company's income tax expense for the six months ended June 30, 2000 are as follows:

                                                                     June 30,
                                                                       2000
                                                                    -----------
     Current:
       Federal..................................................... $        --
       State.......................................................          --
     Deferred:
       Federal.....................................................  (2,453,000)
       State.......................................................    (303,100)
       Valuation allowance.........................................   2,756,100
                                                                    -----------
                                                                    $        --
                                                                    ===========

   The following summarizes the components of the pro forma income tax expense (benefit) assuming the Company had been a C corporation for all periods presented for the years ended December 31, 1997, 1998 and 1999:

                                                    1997    1998       1999
                                                   ------ --------  -----------
     Current:
       Federal.................................... $8,800 $     --  $   228,300
       State......................................    700       --       37,500
     Deferred:
       Federal....................................     --  (55,500)  (1,425,000)
       State......................................     --   (4,300)    (233,900)
       Valuation allowance........................     --   59,800    1,658,900
                                                   ------ --------  -----------
                                                   $9,500 $     --  $   265,800
                                                   ====== ========  ===========

                          RIGHTNOW TECHNOLOGIES, INC.

   A reconciliation from the federal statutory rate to the recorded income tax expense (benefit) for the six month period ended June 30, 2000 is as follows:

                                                                       June 30,
                                                                         2000
                                                                       --------
     Statutory federal tax rate.......................................  (34.0)%
     State income taxes, net of federal benefit.......................   (2.6)
     Valuation allowance..............................................   36.6
                                                                        -----
                                                                           --%
                                                                        =====

   A reconciliation from the federal statutory rate to the pro forma tax expense (benefit) for the years ended December 31, 1997, 1998 and 1999 is as follows:

                                                           1997  1998    1999
                                                           ----  -----   -----
     Statutory federal tax rate........................... 34.0% (34.0)% (34.0)%
     State income taxes, net of federal benefit...........  2.6   (2.6)   (2.6)
     Effect of S corporation termination..................   --     --    10.9
     Valuation allowance..................................   --   36.6    36.6
                                                           ----  -----   -----
                                                           36.6%    --%   10.9%
                                                           ====  =====   =====

7. Employee 401(k) Plan

   In October 1999, the Company established a voluntary defined contribution retirement plan qualifying under Section 401(k) of the Internal Revenue Code of 1986. The plan covers substantially all full-time employees. Under the terms of the plan, participants may contribute up to 12% of their salary to the plan. Employees are eligible after 90 days of service. At its discretion, the Company may make matching contributions. The Company made matching contributions during 1999 and the six months ended June 30, 2000 of $16,171 and $36,464, respectively.

8. Subsequent Event

   The Company's 2000 Stock Incentive Plan was approved by its stockholders in July 2000. The 2000 Stock Incentive Plan provides for the granting of stock options, including incentive stock options and non-qualified stock options; stock appreciation rights, or "SARs": restricted stock and restricted stock units; performance awards; and other stock-based awards. Under the 2000 Stock Incentive Plan, 2,100,000 shares of common stock have been reserved. In addition, the number of shares reserved under the 2000 Stock Incentive Plan will automatically be increased each year, beginning on January 1, 2001, in an amount equal to the lesser of (a) 300,000 shares or (b) three percent of the shares outstanding on the last day of the preceding fiscal year. The exercise price per share under any incentive stock option or the grant price of any SAR cannot be less than 100% of the fair market value of the Company's common stock on the date of grant of that incentive stock option or SAR. Options may be exercised by payment in full of the exercise price, either in cash or, at the discretion of the compensation committee, in whole or in part by the tendering of shares of common stock or other consideration having a fair market value on the date the option is exercised equal to the exercise price. If shares tendered for the exercise of a stock option are deemed to be "immature" shares, as defined by the applicable accounting guidance, the Company will record expense for the difference between the then current market value of the Company's stock and the exercise price of the stock option. Determinations of fair market value under the 2000 Stock Incentive Plan are made in accordance with methods and procedures established by the compensation committee.

                              [Inside Back Cover]

   [Our artwork displays screens that a business's customer would see if the customer were using the self-service capability of RightNow Web, or if the customer elected to submit a question via e-mail or initiate a live interaction with a customer service representative. The screens depict a hypothetical Web site for Acme Washing Machines.]

                       [RightNow Technologies, Inc. Logo]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   Except as set forth below, the following fees and expenses will be paid by us in connection with the issuance and distribution of the securities registered hereby and do not include underwriting commissions and discounts. All expenses, except for the SEC registration, NASD filing and Nasdaq listing fees, are estimated.

   SEC registration fee............................................ $    14,573
   NASD filing fee................................................. $     6,020
   Nasdaq National Market listing fee.............................. $    95,000
   Legal fees and expenses......................................... $   400,000
   Accounting fees and expenses.................................... $   300,000
   Transfer Agent's and Registrar's fees........................... $     3,500
   Printing and engraving expenses................................. $   150,000
   Miscellaneous................................................... $    44,107
                                                                    -----------
     Total......................................................... $ 1,000,000
                                                                    ===========

Item 14. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify directors, officers and corporate agents under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Section 3.14 of our bylaws provides for mandatory indemnification of our directors and executive officers and permissible indemnification of employees and other agents to the maximum extent and under the circumstances permitted by the Delaware General Corporation Law. Article IX of our certificate of incorporation provides that, subject to Delaware law, our directors will not be personally liable to us or our stockholders for monetary damages for breaches of their fiduciary duties as directors. This provision in the certificate of incorporation does not eliminate the directors' fiduciary duties, and in appropriate circumstances equitable remedies, such as injunctive or other forms of nonmonetary relief, will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

   In addition to these provisions in our certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our executive officers and directors, a form of which has been filed with the Securities and Exchange Commission as an exhibit to this registration statement. The indemnification agreements provide our directors and executive officers with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

   The Underwriting Agreement contained in Exhibit 1.1 to this registration statement provides that the underwriters are obligated, under certain circumstances, to indemnify our directors and officers against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In addition, Section 2.7 of the Investors' Rights Agreement contained in Exhibit 4.2 to this registration statement provides for indemnification of certain of our stockholders against liabilities described in the Investors' Rights Agreement.

Item 15. Recent Sales of Unregistered Securities

   Since March 31, 1997, we have issued and sold the following securities that were not registered under the Securities Act and our proposed three for five reverse stock split, which will occur prior to the closing of our initial public offering. All share numbers and per share prices are adjusted to reflect stock splits that occured prior to June 30, 2000.

  . On March 23, 1998, we issued 110,160 shares of our common stock to an employee at a price of $.04 per share.

  . On October 1, 1998, we issued 60,000 shares of common stock valued at $5,000 to a consultant in exchange for media relations services provided to us.

  . On December 1, 1998, we issued 12,000 shares of common stock to an employee at a price of $.08 per share.

  . On January 10, 1999, we issued 12,000 shares of our common stock to an employee at a price of $.08 per share.

  . On March 31, 1999, we issued 36,000 shares of our common stock to an employee at $.08 per share.

  . On November 15, 1999, we issued 9,141 shares of common stock valued at $3,787.50 to a consultant in exchange for consulting services provided to us.

  . In February 2000, we issued 15,000 shares of common stock valued at $87,500 to an executive search firm in exchange for services provided to us.

  . On December 13, 1999, we issued and sold 3,332,912 shares of Series A preferred stock for an aggregate of $16,164,622.23. The shares were sold to three of our officers and directors and to two venture capital firms. Each share of our Series A preferred stock automatically will convert into one share of common stock upon the closing of this offering.

  . From February 1998 through July 2000, we granted stock options to our employees, directors and consultants under our 1998 stock option plan pursuant to which the optionees may purchase up to an aggregate of 6,410,880 shares of our common stock at exercise prices ranging from $.04 to $11.67 per share. Of the options we granted during this period, options to purchase a total of 1,558,140 shares of our common stock have been canceled, and options to purchase a total of 501,000 shares of common stock have been exercised, for an aggregate cash consideration of $74,413.

The sale and issuance of these securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or (1) Regulation D promulgated thereunder as transactions by an issuer not involving a public offering, where the purchasers represented their intention to acquire securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof, and where the purchasers received or had access to adequate information about us, or (2) Rule 701 promulgated thereunder in that the securities were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

   Number Description
   ------ -----------
     1    Form of Underwriting Agreement.

     3.1  Certificate of Incorporation of the Company.

     3.2  Bylaws of the Company.

     4.1  Specimen of Common Stock Certificate.

     4.2  Investors' Rights Agreement dated December 13, 1999, between RightNow
          Technologies, Inc. and the investors listed on Exhibit A thereto.

     5    Opinion of Dorsey & Whitney LLP.

    10.1  2000 Employee Stock Purchase Plan.

    10.2  1998 Long-Term Incentive and Stock Option Plan.

    10.3  2000 Stock Incentive Plan.

    10.4 Lease Agreement dated April 4, 2000, between Genesis Partners, LLC and RightNow Technologies, Inc. (relating to property at 77 Discovery
          Drive, Bozeman, Montana).

    10.5 Lease Agreement dated April 4, 2000, between Genesis Partners, LLC and RightNow Technologies, Inc. (relating to property at 45 Discovery
          Drive, Bozeman, Montana).

    10.6 Lease Agreement dated July 10, 2000, between Genesis Partners, LLC and RightNow Technologies, Inc. (relating to property at 40
          Enterprise Boulevard, Bozeman, Montana).

    10.7  Employment Agreement dated August 15, 1999 between RightNow
          Technologies, Inc. and Jeffrey W. Honeycomb.

    10.8  Form of Indemnification Agreement.

    10.9 Series A Preferred Stock Purchase Agreement dated December 13, 1999, among RightNow Technologies, Inc., Greylock IX Limited Partnership,
          Summit Accelerator Partners, L.L.C., Greg R. Gianforte, Robert J.
          Ryan and Susan J. Carstensen.

    21.1  Subsidiaries of the Registrant.

    23.1  Consent of Ernst & Young LLP.

    23.2  Consent of Dorsey & Whitney LLP (included in Exhibit 5 to the
          Registration Statement).

    24.1  Powers of Attorney (included on signature page).

    27.1  Financial Data Schedule.

--------

   (b) Financial Statement Schedules

     Report of Independent Auditors on Schedules

     Schedule II Valuation and Qualifying Accounts

Item 17. Undertakings

   The undersigned registrant hereby undertakes that:

     The registrant will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     For purposes of determining any liability under the Securities Act of 1933, the registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

     For the purpose of determining any liability under the Securities Act of 1933, the registrant will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and will treat that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bozeman, State of Montana, on September 15, 2000.

                                          RightNow Technologies, Inc.

                                            /s/ Greg R. Gianforte
                                          By: _________________________________
                                                Greg R. Gianforte
                                                Chairman and Chief Executive
                                                Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment to the registration statement has been signed by the following persons in the capacities indicated on September 15, 2000.

                Signature                               Title
                ---------                               -----
          /s/ Greg R. Gianforte         Chairman and Chief Executive Officer
   ____________________________________ (principal executive officer)
             Greg R. Gianforte

         /s/ Susan J. Carstensen        Chief Financial Officer (principal
   ____________________________________ financial officer and principal
            Susan J. Carstensen         accounting officer)

                    *                   Director
   ____________________________________
               Robert J. Ryan

                    *                   Director
   ____________________________________
               Roger L. Evans

                    *                   Director
   ____________________________________
             William J. Lansing

                    *                   Director
   ____________________________________
             Margaret L. Taylor

  /s/ Susan J. Carstensen
* By: _______________________________
    Susan J. Carstensen
    Attorney-in-fact

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
RightNow Technologies, Inc.

   We have audited the consolidated financial statements of RightNow Technologies, Inc. as of December 31, 1998 and 1999 and June 30, 2000 and for each of the three years in the period ended December 31, 1999 and for the six month period ended June 30, 2000, and have issued our report thereon dated July 20, 2000 (included elsewhere in this Registration Statement). Our audit also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Minneapolis, Minnesota
July 20, 2000

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

         Col. A            Col. B             Col. C            Col. D     Col. E
------------------------ -----------  ----------------------- ---------- -----------
                                            Additions
                                      -----------------------
                                                   Charged to
                         Balance at   Charged to     Other               Balance at
                          Beginning    Costs and    Accounts  Deductions   End of
      Description         of Period    Expenses    Described  Described    Period
      -----------        -----------  -----------  ---------- ---------- -----------
Six Months Ended June
 30, 2000
  Allowance for accounts
   receivable........... $   229,150  $ 1,229,865    $ --      $706,899  $   752,116
  Deferred tax valuation
   allowance............  (1,693,900)  (3,756,100)     --           --    (4,450,000)

Year Ended December 31,
 1999
  Allowance for accounts
   receivable...........       7,025      378,325      --       156,200      229,150
  Deferred tax valuation
   allowance............         --    (1,693,900)     --           --    (1,693,900)

Year Ended December 31,
 1998
  Allowance for accounts
   receivable...........         --         7,025      --           --         7,025

                                 EXHIBIT INDEX

 Number Description
 ------ -----------
   1    Form of Underwriting Agreement.

   5    Opinion of Dorsey & Whitney LLP.

  23.1  Consent of Ernst & Young LLP.

  23.2  Consent of Dorsey & Whitney LLP (included in Exhibit 5 to the
        Registration Statement).
